UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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RPT Realty
(Name of Registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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19 W 44TH STREET, SUITE 1002
NEW YORK, NEW YORK 10036
Dear Shareholder:
We invite you to attend the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of RPT Realty (the “Trust”) virtually via the Internet or by proxy. The Annual Meeting will be held on Thursday, April 28, 2022 at 9:00 a.m., Eastern Time. During the Annual Meeting, shareholders will have the opportunity to vote on each item of business described in the enclosed notice of the Annual Meeting and accompanying proxy statement.
Shareholders may attend and participate in the Annual Meeting virtually via the Internet at www.virtualshareholdermeeting.com/rpt2022 where you will be able to vote electronically and submit questions during the Annual Meeting. The Annual Meeting will be held solely by means of remote communication in a virtual meeting format only. You will not be able to attend the Annual Meeting physically. You will only be able to vote electronically and submit questions during the Annual Meeting by using your control number, which will be included on your notice or proxy card (if you received a printed copy of the proxy materials), to log on to the Annual Meeting.
We have elected to furnish proxy materials to you primarily through the Internet, which expedites your receipt of materials, lowers our expenses and conserves natural resources. On or about March 18, 2022, we mailed to our shareholders of record (other than shareholders who previously requested e-mail or paper delivery of proxy materials) a notice containing their control number, instructions on how to access our 2022 proxy statement and 2021 annual report to shareholders through the Internet and how to vote through the Internet. The notice also included instructions on how to receive such materials, at no charge, by paper delivery (along with a proxy card) or by e-mail. Beneficial owners received a similar notice from their broker, bank or other nominee. Please do not mail in the notice, as it is not intended to serve as a voting instrument. Notwithstanding anything to the contrary, the Trust may send certain shareholders of record a full set of proxy materials by paper delivery instead of the notice or in addition to sending the notice.
Your continued interest and participation in the affairs of the Trust are greatly appreciated.

Sincerely,

/s/ BRIAN L. HARPER
Brian L. Harper President and Chief Executive Officer March 18, 2022
Your vote is important. Even if you do not plan to attend the Annual Meeting virtually via the Internet, we urge you to vote promptly to save us the expense of additional solicitation. If you personally attend the Annual Meeting virtually via the Internet, you may revoke your proxy in accordance with the procedures set forth in the accompanying proxy statement and vote during the Annual Meeting.

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS
APRIL 28, 2022
To the Shareholders of RPT Realty:
Notice is hereby given that the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of RPT Realty (the “Trust”) will be held on Thursday, April 28, 2022 at 9:00 a.m., Eastern Time. You may attend the Annual Meeting virtually via the Internet at www.virtualshareholdermeeting.com/rpt2022 by using the control number included with your notice to log on to the Annual Meeting. The Annual Meeting will be held solely by means of remote communication in a virtual meeting format only. You will not be able to attend the Annual Meeting physically. The agenda for the Annual Meeting is as follows:
(1)	Elect the seven trustees named in the accompanying proxy statement to serve until the 2023 annual meeting of shareholders and until their successors are duly elected and qualified;
(2)	Ratify the appointment of Grant Thornton LLP as the Trust’s independent registered public accounting firm for the year ending December 31, 2022;
(3)	Approve, on an advisory basis, the compensation of the Trust’s named executive officers;
(4)	Approve an amendment to our Amended and Restated Bylaws, as amended (our “Bylaws”) to allow shareholders the right to amend our Bylaws; and
(5)	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The Board of Trustees of the Trust recommends a vote FOR each of the trustee nominees listed in the accompanying proxy statement, FOR the ratification of Grant Thornton LLP’s appointment, FOR the approval, on an advisory basis, of the compensation of the Trust’s named executive officers, and FOR the approval of an amendment to our Bylaws to allow shareholders the right to amend our Bylaws.
The accompanying proxy statement, which forms a part of this Notice of Annual Meeting, contains additional information for your careful review. Shareholders of record of the Trust’s common shares of beneficial interest at the close of business on March 4, 2022 are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.
By Order of the Board of Trustees

/s/ HEATHER OHLBERG
Heather Ohlberg Executive Vice President, General Counsel and Secretary March 18, 2022
Your vote is important. Even if you plan to attend the Annual Meeting virtually via the Internet, we urge you to vote promptly to save us the expense of additional solicitation. If you attend the Annual Meeting virtually via the Internet, you may revoke your proxy in accordance with the procedures set forth in the accompanying proxy statement and vote during the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for Shareholder Meeting to Be Held on April 28, 2022: The Proxy Statement, 2021 Annual Report to Shareholders and Proxy Card are available free of charge at www.proxyvote.com.

PROXY SUMMARY
The following summary provides an overview of the information contained in this proxy statement. Please read this entire proxy statement for more information on each topic discussed in this summary before voting.
VOTING MATTERS
Proposals		Board Voting Recommendation	Page Reference
Proposal 1:	Election of Richard L. Federico, Arthur H. Goldberg, Brian L. Harper, Joanna T. Lau, David J. Nettina, Laurie M. Shahon and Andrea M. Weiss to serve as trustees until the 2023 annual meeting of shareholders and until their successors are duly elected and qualified.	FOR each nominee	18
Proposal 2:	Ratification of the appointment of Grant Thornton LLP as RPT Realty’s independent registered public accounting firm for the year ending December 31, 2022.	FOR	58
Proposal 3:	Approval, on a non-binding basis, of the compensation of the Trust’s named executive officers.	FOR	59
Proposal 4:	Approval of an amendment to the Trust’s Amended and Restated Bylaws, as amended (the “Bylaws”) to allow shareholders the right to amend the Trust’s Bylaws.	FOR	60
BOARD NOMINEES
The Board of Trustees (the “Board”) of RPT Realty (“Trust,” “RPT,” “we,” “our” or “us”), based on the recommendation of the Nominating & Governance Committee of the Board, has nominated each of the following seven nominees for election as trustees at the Annual Meeting:
COMMITTEE MEMBERSHIP
Name	Age	Director Since	Audit	Compensation	Nominating & Governance	Executive
Richard L. Federico	67	2018	X ($)	X	—	—
Arthur H. Goldberg	79	1988	X ($)	Chair	—	X
Brian L. Harper	46	2018	—	—	—	X
Joanna T. Lau	63	2019	Chair ($)	—	X	—
David J. Nettina	69	2012	X ($)	—	—	Chair
Laurie M. Shahon	70	2015	X ($)	X	Chair	X
Andrea M. Weiss	66	2018	—	X	X	—
Meetings in 2021			5	4	3	1
($)	Financial Expert
1

2021 PERFORMANCE PROFILE AND HIGHLIGHTS
2021 was a successful year for RPT on many fronts. Operationally, the Trust experienced a strong recovery from a COVID-19-impacted 2020, as increasing tenant demand drove leasing volumes and rental rate growth. RPT was also able to execute on almost $550 million of accretive open-air shopping center acquisitions on balance sheet as well as through our net lease focused and grocery focused joint ventures. RPT’s success on the acquisition front allowed us to rapidly transform our portfolio into high-quality, long-term growth markets like Boston, Atlanta, Tampa and Nashville, where 26% of RPT’s annualized base rent, or ABR, is now generated versus 14% just a year earlier. On the financing front, during 2021, we successfully accessed the debt and equity capital markets to opportunistically refinance near-term debt maturities, extend our weighted average debt maturity and to improve our leverage profile, while maintaining our investment grade credit rating. Our operational, investment and financial success allowed us to re-establish a quarterly common dividend in the first quarter of 2021 and subsequently increase the quarterly dividend rate in the third quarter by 60%.
The following are highlights of RPT’s financial and operating performance in 2021, which represent information as of and for the fiscal year ended December 31, 2021, as applicable, that provide context for the discussion of the compensation of RPT’s named executive officers (“NEOs”, and each, an “NEO”) included in this proxy statement. These include operating funds from operations (“Operating FFO”) per diluted share, same property net operating income (“NOI”) and net debt to annualized adjusted EBITDA, which are non-GAAP financial measures for which reconciliations and other information are set forth on pages 47-50 of RPT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and are included in Appendix B to this proxy statement, as applicable.
2021 FINANCIAL HIGHLIGHTS

2021 Total Shareholder Returns
70.0%
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
59.5%
43.1%
28.7%
RPT
RMZ
S&P 500
MSCI U.S. REIT Index
under the RMZ

21.8% OPERATING FFO PER DILUTED SHARE GROWTH	6.3% SAME PROPERTY NOI GROWTH	93.1% PRO-RATA LEASED RATE	32.5% COMPARABLE NEW RELEASING SPREAD
We present certain financial information on a “pro-rata” basis or including “pro-rata” adjustments. Unless otherwise specified, pro-rata financial information includes our proportionate economic ownership of each our unconsolidated joint ventures derived on an entity-by-entity basis by applying the ownership percentage interest used to arrive at our share of the net operations for the period consistent with the application of the equity method of accounting to each of our unconsolidated joint ventures.
BALANCE SHEET & LIQUIDITY STRENGTH
•
As of December 31, 2021, the Trust had $315 million of unused capacity under its unsecured line of credit, subject to compliance with certain covenants, and $14 million of cash, cash equivalents and restricted cash

2

•	Assigned a first-time investment grade rating of BBB- by Fitch Ratings, Inc. in 2020 and maintained such rating in 2021
•	Ended 2021 with net debt to annualized adjusted EBITDA of 6.8x, down from 7.6x in 2020
•	Including the impact of rent from leases that have been signed but have not commenced, net debt to annualized adjusted EBITDA would be 6.3x as of December 31, 2021
•	The Trust closed on new unsecured private placement debt, common equity and dispositions generating gross proceeds of approximately $422 million for the year ended December 31, 2021
•	The Trust, through its joint venture platforms, closed or obtained new secured debt and/or capital commitments totaling approximately $1.3 billion for the year ended December 31, 2021
•
Extended consolidated debt maturities and increased the weighted average debt maturity by six months to 5.1 years as of December 31, 2021, resulting in less than 20% of the Trust’s debt maturing through 2024 with no maturities in 2022

DIVIDEND REINTRODUCED AND INCREASED
•	Reinstated the quarterly common dividend in the first quarter of 2021 at $0.075 per common share
•	Increased the quarterly common dividend in the third quarter of 2021 by 60% to $0.12 per common share
•	Declared a first quarter 2022 common dividend of $0.13 per common share, an increase of 8% over the prior quarterly rate

Quarterly Common Dividends
$0.140
$0.120
$0.100
$0.080
$0.060
$0.040
$0.020
$0.000
$0.000
$0.075
$0.075
$0.120
$0.120
4Q20
1Q21
2Q21
3Q21
4Q21

OPERATIONAL HIGHLIGHTS AND PORTFOLIO ENHANCEMENTS
•	RPT diversified its tenant portfolio to align with the evolving retail landscape and executed 1.7 million square feet of leases, representing the highest annual level since 2016
•	Ended 2021 with a leased rate of 93.1% as of December 31, 2021, which is an increase of 30 basis points year-over-year
•
Generated comparable new lease spreads of 72.8% and 32.5% during the fourth quarter 2021 and on a trailing twelve-month basis, respectively, demonstrating the continued mark-to-market opportunity within RPT's portfolio

•
As of December 31, 2021, the Company had $6.9 million of signed not commenced ABR and estimated recovery income in addition to $3.3 million of ABR and estimated recovery income that are in advanced lease negotiations

•	Increased percentage of ABR from centers with a grocer or grocer component to approximately 71% including leases that have been signed but have not yet commenced
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Centers with a Grocer or Grocer Component
% of ABR
74.0%
72.0%
70.0%
68.0%
66.0%
64.0%
62.0%
60.0%
65.3%
69.8%
72.0%
4Q20
4Q21
4Q21 including signed not commenced grocer leases

•	Integrated advanced digital tools and data analytics into our business to monitor our operations, drive decision-making and long-term strategy
TRANSACTIONAL AND INVESTMENT ACTIVITY
•	RPT, along with its joint venture platforms, was the most active retail investor in the United States by purchase volume, surpassing large cap REITs, institutional investors and private equity
•	Formed the net lease joint venture platform to acquire essential and high credit quality retail net lease assets that provides RPT with certain benefits including:
•	Ability to enhance returns on capital by capturing the value dislocations between multi and single tenant properties
•	Generate additional management fee income as RPT is the manager of the platform
•	Benefit from the depth and breadth of experience of each of the platform’s strategic partners
•	Acquired five shopping centers for a contract value of $208.7 million
•	Sold two shopping centers for a contract price of $59.5 million and 36 single-tenant net lease assets for $186.3 million to its net lease joint venture platform
•	RPT, through its grocery focused joint venture platform, acquired five shopping centers for a contract value of $305.7 million, or $157.4 million at RPT’s pro-rata share
•
RPT, through its net leased joint venture platform, acquired a total of 38 properties for a contract value of $217.5 million or $13.9 million at the Trust's pro-rata share, including $186.3 million ($11.9 million at RPT’s pro-rata share) of single-tenant net lease assets, all of which were subdivided from existing RPT multi-tenant shopping centers

•	Increased exposure to high-growth markets such as Boston, Tampa, Atlanta and Nashville by 12% while reducing exposure to non-core market such as Detroit, Chicago and Cincinnati by 8% versus 2020

4

COVID-19
COVID-19 has significantly impacted the health, safety, and livelihood of people around the world, and brought economic challenges on a global scale to countries, companies and financial markets. Throughout 2021, RPT continued to implement programs and policies to mitigate the impact of COVID-19 on RPT’s business as well as for the safety and protection of its employees, tenants and communities.
2021 CORPORATE RESPONSIBILITY PROFILE AND HIGHLIGHTS
We continue to advance our commitment to sustainability with a focus on each of the Environmental, Social and Governance (“ESG”) areas of sustainability. RPT’s Chief Executive Officer, who is also a trustee, is the executive sponsor of RPT’s ESG program. We believe that sustainability initiatives are a vital part of supporting our primary goal to achieve a long-term sustainable business model that maximizes value for our shareholders. To that end, the ESG Committee, a cross-functional and diverse committee comprised of employee representatives throughout RPT, reviews and coordinates RPT’s ESG initiatives and makes recommendations for approval by RPT’s Chief Executive Officer. In addition to the ESG Committee, RPT also has an ESG Steering Committee, which reviews the plans created by the ESG Committee with a focus on ensuring that ESG proposals are fully integrated with the Company’s overall business strategy. The Board has designated the Nominating & Governance Committee to oversee our ESG-related efforts and receives periodic updates from management on ESG-related topics and provides high-level guidance to our management team on such topics. In 2021, we published our inaugural Corporate Substantiality Report which highlights our 2020 ESG initiatives, goals and achievements.
Environmental
We strive to become a model environmental steward by implementing measures that will substantially reduce our carbon footprint and consumption of natural resources. Our environmental sustainability initiatives aim to safeguard the environment and improve the energy efficiency of our portfolio and corporate office locations, while lowering operating costs.
✔	Increased Global Real Estate Sustainability Benchmark (“GRESB”) Real Estate Assessment score by 20% from 2020 to 2021
✔	Recognized by Green Lease Leaders as “Gold Green Lease Leader”
✔	Installed LED lighting at five shopping centers
✔	Reduced common area electricity consumption by 4.4% from 2019 to 2020
✔	Installed irrigation controls at eleven shopping centers
✔	Reduced common area irrigation consumption by 29.5% from 2019 to 2020. This reduction is almost entirely due to operational response to COVID-19 (elimination and reduction in landscaping)
✔	Aim to reduce electricity consumption in landlord-controlled areas by the end of 25% by 2026 (using 2018 as our baseline)
✔	Aim to divert 35% of all landlord-controlled shopping center waste from landfills by the end of 2023
✔	Aim to reduce landlord-controlled scope 1 and scope 2 green-house gas emissions at our shopping centers by the end of 2026 (using 2019 as our baseline) by 25%
✔	Aim to reduce common area water consumption by 20% by the end of 2024 (using 2019 as our baseline)
Social
Our commitment to ESG principles starts with our employees. We strive to create an environment for our employees that results in high levels of employee satisfaction by focusing on diversity, equity and inclusion, health and safety, well-being programs, employee development and training at all levels and equitable and competitive pay practices. Our employees are also passionate about giving back to the communities in which we operate and take part in charitable giving and volunteer opportunities.
5

Diversity, Equity and Inclusion
✔	RPT’s Diversity, Equity & Inclusion Committee oversaw advocacy efforts that focused on the following five pillars: talent, culture, community outreach, business integration and industry
✔	Implemented diversity and inclusion practices throughout all employee phases, including recruitment, training and development
✔	For 2021, 25% of new hires were racially and/or ethnically diverse, resulting in a 5% increase in racial and/or ethnic diversity in 2021 from 2020
✔	As of December 31, 2021, 56% of RPT’s workforce is female
✔
Enhanced training and educational programs, including Inclusive Leadership Training for managers, round table discussions and lunch and learns on a variety of topics aimed to reduce cultural distance and bring awareness

✔	Partnered with charitable organizations that align with its Diversity, Equity & Inclusion efforts
✔	All employees of the Trust completed discrimination, harassment, and retaliation prevention training as well as training on RPT’s Code of Business Conduct and Ethics
Wellbeing
✔	Comprehensive medical and wellness benefits offered that are specific to the needs of our workforce and focus on preventative measures with virtual care options
✔	Work life balance emphasized through competitive time off policies, flex time, Summer Friday’s, mental health days and paid family leave policies
✔	Health and wellbeing programs and initiatives focused on the importance of total wellbeing which includes physical, mental, financial, and social wellness
Health and Safety
✔	Continued to implement COVID-19 measures focused on the health and safety of our employees
✔	Safety measures continue to be monitored and enforced for employees who work on-site, travel and those who voluntarily go into our offices
✔	Upon return to offices, RPT has proactively developed a Hybrid Workplace model that respects the diverse needs of our workforce
Training and Development
✔
We provide ongoing training programs which underscore the Trust’s commitment to invest in the long-term success of our team members, our most important asset. Training programs are offered that target areas of leadership, enhanced skills, best practices, including annual team specific development, and training

Engagement
✔	Annual engagement survey results included an 85% positive rating for employee satisfaction and an 87% positive rating for culture
✔	Quarterly Town Halls conducted where teams are given the opportunity to present ongoing team-sponsored initiatives
✔	“Fireside chat” series held between RPT’s Chief Executive Officer and employees to engage in discussions centered on leadership, collaboration and communication
✔	The Trust received the following recognitions:
•	2021 Cool Places to Work by Crain's Detroit
6

•	2021 Green Lease Leader by The Institute for Market Transformation and the U.S. Department of Energy (DOE)’s Better Buildings Alliance
•	2021 Best Bosses by Globe St. Real Estate Forum
•	2021 Healthiest Employers of NYC
•	2021 Top Workplaces Detroit Free Press
•	2021 Best and Brightest in Wellness
Philanthropy and Communities
✔	The Trust supports philanthropic initiatives and partners with organizations that are committed to improving the overall quality of life in our communities
✔	Local events are held at our shopping centers to foster a sense of community and togetherness
✔	Various organizations are supported annually through charitable and corporate giving thorough our “Act Locally Give Globally” program
✔	Volunteerism is encouraged throughout the year and supported with paid time off
Benefits
✔
Our compensation package includes competitive base salaries, annual bonuses, share awards and matching 401(k) contributions. We provide a comprehensive benefits package that includes medical, prescription, dental and visions insurance coverage that is cost-shared and we offer life and disability insurance at no cost to employees

✔	The Company contributes to Health Savings or Flexible Savings Accounts
✔	To address the prevalent need of convenient and flexible health care, we offer an enhanced Employee Assistance Program and a concierge virtual health care platform
Governance
“Executing with Integrity” is one of our core values. We believe that good corporate governance will yield long-term success and create a culture of uncompromising integrity in all levels of our Company’s business, relationships and transactions.
✔	Established a Vendor Contractor Code of Conduct and ESG Sustainability Policy
✔	Cybersecurity:
•	Adopted a robust cybersecurity governance program
•	Conducted ongoing cybersecurity awareness training, phishing exercises and testing
•	Testing and monitoring conducted by internal employees and third parties, including cyber assessments and annual penetration testing.
✔	Implemented an Enterprise Risk Management (“ERM”) program which is sponsored by the Audit Committee and executive management team
✔
We proactively seek to improve our corporate governance practices. In 2022, the Board approved the Proposed Bylaw Amendment (as defined herein) that, if approved by shareholders at the Annual Meeting, would allow shareholders to amend our Bylaws.

✔
We realize the importance of having a diverse Board comprised of different skill sets, viewpoints, experiences, ages, ethnicity and gender. Starting in 2018, we focused on refreshing the Board to enhance the depth and breadth of experience of our trustees and to add new perspectives. We have achieved this goal by:

•	Adding three (3) trustees so that 50% of the Trust’s independent trustees are women and 17% of the independent trustees are racially and/or ethnically diverse
•	One of only a select few real estate investment trusts with equal representation of women and men as independent trustees
•	Reducing average trustee tenure from 18 years to 8 years
•	Appointed two (2) female committee chairs
7

8

CORPORATE GOVERNANCE PROFILE
•	Diversity in trustee composition
•	Gender balance
•	Majority voting resignation policy for trustees
•	Separate Chairman and Chief Executive Officer positions
•	Board is not staggered, with each of our trustees subject to re-election annually
•	Trustee share ownership requirements
•	6 of 7 independent trustees
•	Anti-hedging and pledging policies
•	Code of Business Conduct and Ethics
•	Independent trustees regularly engage in meetings without management
•	Annual Committee and Board Evaluations
•	Clawback Policy
Response to our 2020 “Say on Pay” Proposal Voting Results
For 2020, the Trust adapted the framework of its executive compensation program in response to the extenuating circumstances caused by the COVID-19 pandemic. As a result, at the Trust’s 2021 annual meeting of shareholders, its Say-on-Pay proposal did not receive the support of the holders of a majority of its common shares for the first time in the Trust’s history.
The Compensation Committee viewed changes to the Trust’s 2020 compensation structure as necessary deviations from historical practice that were precipitated by the unprecedented impact that COVID-19 had on the Trust’s business and believes that such decisions were both in alignment with shareholder interests and consistent with its compensation philosophy. For 2021 compensation, even before the results of the 2020 Say-on-Pay vote were known and prior to meeting with many of its shareholders, the Compensation Committee reinstated the Trust’s regular compensation program framework, which has garnered strong Say-on-Pay support year after year.
The Trust values the insight of shareholders and, as part of its regular investor outreach program, reached out to over 20 of its largest investors in the fourth quarter of 2020 that collectively represented 78% of outstanding common shares. In addition to its regular dialogue with investors, the Trust conducted a targeted compensation outreach program following the filing of its 2021 Proxy on March 16, 2021 that resulted in engagements with 10 of the Trust’s largest investors representing 47% of shares outstanding. These meetings, led by Compensation Committee Chair, Arthur Goldberg, provided constructive feedback on the 2020 compensation program. Shareholders also provided positive feedback on the design of the Trust’s annual compensation programs prior to 2020 and were supportive of the Compensation Committee’s decision to revert to such structure for 2021. The results and feedback from the engagements were shared with the full Board of Trustees.
Objectives of the targeted shareholder outreach program included the following:
•	Maintain an active dialogue with our largest shareholders;
•	Provide context and rationale for the executive compensation changes made in 2020;
•	Better understand investor concerns regarding our executive compensation changes;
•	Discuss the Board of Trustees’ long-term compensation philosophies and objectives; and
•	Discuss the Company’s ESG and corporate governance plans and progress.
9

What We Heard	What We Did
Discretionary compensation decisions, even in light of the COVID-19 pandemic, were not viewed favorably.
We reaffirmed our pay-for-performance philosophy for 2021 and beyond while emphasizing the importance of the 2020 changes to ensure management continuity and the Trust’s recovery from the disruptions caused by the COVID-19 pandemic.

Extension of performance periods for awards granted in 2018, one-time adjustments of the performance-based equity awards, the pricing and structuring of performance-based awards relating to absolute share price appreciation and discretionary annual cash bonuses undermined the rigor of our compensation program.

We confirmed that none of these features is a part of our 2021 compensation program and noted that many of the one-time decisions made in 2020 were intended to maximize long-term alignment between management and shareholders and will continue to do so through 2024 and 2025 due to the long vesting periods associated with these equity awards.

Environmental, Social and Governance (ESG) initiatives are important to our shareholders.
We considered ESG goals as part of the subjective executive performance component of our 2021 annual incentive program.

For 2022, ESG goals will be an even larger, separate component of the annual bonus opportunity for the Trust’s named executive officers.

The Compensation Committee heard and appreciated concerns expressed by shareholders regarding the structure of its performance-based equity awards, which structure contributed to the Compensation Committee’s decision to make one-time modifications to these awards in 2020. To mitigate the need for future adjustments due to unforeseen market impacts and other factors related to the structure of the awards, the Compensation Committee modified the terms of the Trust’s annual long-term, performance-based awards for 2022 in the following ways:
Prior Awards (2021 and Earlier)	New Awards (2022)
Performance Period. The awards have a single three-year performance period, with all earned awards vesting following the conclusion of such period.
Performance Period. The awards have three equally weighted performance periods of one-year, two-years and three-years, with all earned awards vesting following the conclusion the full three-year period.

Peer Group. The Trust’s performance is based on its percentile rank relative to a small group of direct peer companies.
Peer Group. The Trust’s performance is based on its percentile rank relative to 72 companies across all real estate sectors with equity market capitalizations of $5 billion or less that are constituents of the MSCI Equity REIT Index.

Performance Hurdles. Awards are earned based on TSR relative to the peer group during the performance period as set forth below:

 • Below 33rd percentile: 0% earned
 • 33rd - 50th percentile: 50%-100% earned
 • 50th - 90th percentile: 100%-200% earned

Performance Hurdles. Awards are earned based on TSR relative to the peer group during the performance period as set forth below:

 • Below 30th percentile: 0% earned
 • 30th - 55th percentile: 50%-100% earned
 • 55th - 80th percentile: 100%-200% earned

The revised award structure is intended to more accurately measure the Trust’s performance during the performance period and thereby better incentivize and retain key employees. Introducing multiple end points within the three-year performance period is expected to encourage decision making that will deliver both short- and long-term results relative to the peer group, while also reducing the potential impact of short-lived macroeconomic factors. Similarly, in response to recent corporate consolidations in the shopping center REIT sector, expanding the size of the peer group is intended to moderate volatility in the program by providing a broader benchmark for the Trust’s performance.
The Compensation Committee also assessed the performance hurdles for the program in light of the changes to the performance period and peer group and following a review of peer companies. Based on this assessment, the Compensation Committee determined that the prior goals for threshold, target and maximum performance could fail to strike the correct balance for the program. As a result, the Compensation Committee increased the overall breadth of the program by raising target performance to the 55th percentile, with corresponding reductions to the percentile ranks required for threshold and maximum performance intended to better align with the Trust’s peers and account for the increased size of the new peer group.
10

19 W 44TH STREET, SUITE 1002
NEW YORK, NEW YORK 10036
PROXY STATEMENT
2022 ANNUAL MEETING OF SHAREHOLDERS
The Board of Trustees (the “Board”) of RPT Realty (the “Trust,” “RPT,” “Company,” “we,” “our,” or “us”) is soliciting proxies for use at the 2022 annual meeting of shareholders (the “Annual Meeting”) of the Trust and any adjournment or postponement thereof. The Annual Meeting will be held virtually via the Internet at www.virtualshareholdermeeting.com/rpt2022, on Thursday, April 28, 2022 at 9:00 a.m., Eastern Time. The Annual Meeting will be held solely by means of remote communication in a virtual meeting format only. Shareholders will not be able to attend the Annual Meeting physically.
On or about March 18, 2022, the Trust mailed to its shareholders of record of the Trust’s common shares of beneficial interest, $0.01 par value per share (the “Shares”), other than shareholders who previously requested e-mail or paper delivery of proxy materials, a notice (the “Notice”) containing instructions on how to access this proxy statement and the Trust’s 2021 annual report to shareholders through the Internet. Beneficial owners received a similar notice from their broker, bank or other nominee. In addition, on or about March 18, 2022, the Trust and brokers, banks and other nominees began mailing or e-mailing the proxy materials to shareholders of record who previously requested such delivery. Notwithstanding anything to the contrary in this proxy statement, the Trust may send certain shareholders of record a full set of proxy materials by paper delivery instead of the Notice or in addition to sending the Notice.
ABOUT THE MEETING
What is the purpose of the Annual Meeting?
At the Annual Meeting, shareholders will be asked to vote on the matters outlined in the Notice, including:
•	the election of the seven trustees named in this proxy statement to serve until the 2023 annual meeting of shareholders and until their successors are duly elected and qualified;
•	the ratification of the appointment of Grant Thornton LLP (“Grant Thornton”) as the Trust’s independent registered public accounting firm for the year ending December 31, 2022;
•	the approval, on an advisory basis, of the compensation of our named executive officers; and
•	The approval of an amendment to the Amended and Restated Bylaws of the Company, as amended (our “Bylaws”), to allow shareholders the right to amend our Bylaws.
The Board recommends a vote FOR each of the trustee nominees listed in this proxy statement, FOR the ratification of Grant Thornton’s appointment, FOR the approval, on an advisory basis, of the compensation of our named executive officers, and FOR the approval of an amendment to our Bylaws to allow shareholders the right to amend our Bylaws.
We are not aware of any other matters that will be brought before the shareholders for a vote at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, your signed proxy card gives authority to your proxies to vote on such matter in their best judgment. The proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.
In addition, the Trust expects that representatives of Grant Thornton will be present at the Annual Meeting and will be available to respond to questions. Such representatives will also have an opportunity to make a statement.
How can I attend the Annual Meeting?
You can attend the Annual Meeting virtually via the Internet or by proxy. The Annual Meeting will be held solely by means of remote communication in a virtual meeting format only. You will not be able to attend the Annual Meeting physically.
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Attending and Participating Online. The Annual Meeting will take place virtually via the Internet at www.virtualshareholdermeeting.com/rpt2022. Shareholders may vote and submit questions while attending the Annual Meeting virtually via the Internet. You will need the 16-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials), to enter the Annual Meeting via the Internet. Instructions on how to attend and participate virtually via the Internet, including how to demonstrate proof of Share ownership, are posted at www.virtualshareholdermeeting.com/rpt2022.
Attending by Proxy. Please see “How can I vote my Shares without attending the Annual Meeting virtually via the Internet?” below.
Who is entitled to vote?
Only record holders of Shares at the close of business on March 4, 2022, which we refer to as the record date, are entitled to receive notice of the Annual Meeting and to vote the Shares that they held at the close of business on the record date at the Annual Meeting. Each outstanding Share, as of the record date, is entitled to one vote on each matter to be voted upon at the Annual Meeting.
What constitutes a quorum?
The presence at the Annual Meeting, virtually via the Internet or by proxy, of shareholders entitled to cast, on the record date, a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. As of the record date, 84,899,031 Shares were issued and outstanding. Broker non-votes and proxies marked with abstentions or withhold votes, will be counted as present in determining whether or not there is a quorum. A “broker non-vote” occurs when a nominee (such as a custodian or bank) holding Shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
What is the difference between holding Shares as a shareholder of record and as a beneficial owner?
Shareholders of Record. If your Shares are registered directly in your name with the Trust’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those Shares and the applicable proxy materials are being sent directly to you by the Trust. As the shareholder of record, you have the right to grant your voting proxy directly to the Trust through the enclosed proxy card, through the Internet or by telephone, or to vote in person at the Annual Meeting.
Beneficial Owners. Many of the Trust’s shareholders hold their Shares through a broker, bank or other nominee rather than directly in their own name. If your Shares are so held, you are considered the beneficial owner of those Shares, and the applicable proxy materials are being forwarded to you by your broker, bank or other nominee who is considered the shareholder of record with respect to those Shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you cannot directly vote these Shares at the Annual Meeting unless you obtain a proxy from your broker, bank or other nominee. Your broker, bank or other nominee has enclosed voting instructions for you to use in directing the broker, bank or other nominee on how to vote your Shares. Please see “How can I vote my Shares at the Annual Meeting?” below.
Why did some shareholders receive a Notice in the mail regarding the Internet availability of proxy materials?
The Trust has elected to furnish proxy materials to you primarily through the Internet, which expedites the receipt of materials, lowers our expenses and conserves natural resources. Therefore, certain of our shareholders may receive the Notice, which was sent to shareholders on or about March 18, 2022, containing instructions on how to access this proxy statement and the 2021 annual report to shareholders through the Internet. Shareholders who receive the Notice by mail will not receive a printed copy of our proxy materials unless requested in the manner described in the Notice. The Notice explains how to access and review this proxy statement and the 2021 annual report to shareholders, and how you may vote by proxy. Please do not mail in the Notice, as it is not intended to serve as a voting instrument. For more information on attending the meeting virtually via the Internet, please see “How can I attend the Annual Meeting?” above.
How can I access the Trust’s proxy materials and Annual Report on Form 10-K?
The “Investors—Financial Reports—SEC Filings” section of the Trust’s website, www.rptrealty.com, provides access, free of charge, to Securities and Exchange Commission (“SEC”) reports as soon as reasonably practicable after the Trust electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports. In addition, a copy of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2021 will be sent to any shareholder, without charge, upon written request
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sent to: Investor Relations, RPT Realty, 19 W 44th Street, 10th Floor, Suite 1002, New York, New York 10036 or by contacting the Trust at (212) 221-1261. Further, the SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the Trust, at www.sec.gov.
As noted above, most shareholders will receive a Notice with instructions on how to view the proxy materials and 2021 annual report to shareholders through the Internet (at www.proxyvote.com). The Notice includes a control number (which is the same control number as that used to attend the Annual Meeting virtually via the Internet) that must be entered on the Internet in order to view the proxy materials. The Notice also describes how to receive the proxy materials by paper delivery or e-mail. You can elect to receive future proxy materials by e-mail at no charge if you vote using the Internet and, when prompted, indicate you agree to receive or access shareholder communications electronically in future years. You may also request additional paper copies without charge by sending a written request to Investor Relations, RPT Realty, 19 W 44th Street, 10th Floor, Suite 1002, New York, New York 10036.
The references to the website addresses of the Trust and the SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites is not part of this proxy statement and is not incorporated herein.
How can I vote my Shares at the Annual Meeting?
If you attend the Annual Meeting virtually via the Internet, the Trust encourages you to vote your Shares prior to the Annual Meeting. To vote your Shares before the Annual Meeting through the Internet or by attending the Annual Meeting virtually via the Internet, you will need to demonstrate proof of your Share ownership pursuant to the instructions on how to do so as set forth in your Notice or proxy card, as applicable. We reserve the right to determine the validity of any purported proof of Share ownership.
Shareholders of Record. If you are a shareholder of record and attend the Annual Meeting virtually via the Internet, you can deliver your completed proxy card as discussed in the next question below or vote during the Annual Meeting by ballot in accordance with the instructions on how to participate virtually via the Internet which are posted at www.virtualshareholdermeeting.com/rpt2022.
Beneficial Owners. If you hold your Shares through a broker, bank or other nominee and want to vote such Shares virtually via the Internet at the Annual Meeting, you should follow the instructions at www.virtualshareholdermeeting.com/rpt2022.
How can I vote my Shares without attending the Annual Meeting virtually via the Internet?
If you are a shareholder of record with respect to some or all of your Shares, you can vote those Shares virtually via the Internet at the Annual Meeting as described above or by proxy without attending the Annual Meeting by any of the following methods:
By Mail. If you received these proxy materials by paper delivery, you may vote your Shares by completing, signing and returning the enclosed proxy card or voting instruction card. Please do not mail in the Notice as it is not intended to serve as a voting instrument.
By Telephone. If you received these proxy materials by paper delivery, you may vote by telephone as indicated on your enclosed proxy card or voting instruction card.
Through the Internet. You may vote before or during the Annual Meeting through the Internet as instructed on your Notice, proxy card, voting instruction card, or e-mail notification. In order to vote through the Internet, you must enter the control number set forth in your Notice, proxy card, voting instruction card, or e-mail notification. If you do not have any of these materials and are a shareholder of record, you may contact RPT Investor Relations (telephone number: 212-221-1261) to request a proxy card (which will include your control number) to be mailed to your address on record or an e-mail with your control number to be sent to your e-mail address on record. If you do not have any of these materials and are a beneficial owner, you must contact your broker, bank or other nominee to obtain your control number.
If you are the beneficial owner of some or all of your Shares you must either direct the bank, broker or other nominee as to how to vote your Shares or obtain a proxy from the bank, broker or other nominee to vote at the Annual Meeting. Please refer to the voter instruction cards used by your bank, broker or other nominee for specific instructions on methods of voting, including using the Internet or by telephone.
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Can I revoke my proxy or change my vote?
Shareholders of Record. You can revoke your proxy or change your vote at any time before the Shares it represents are voted by (1) filing with the Secretary of the Trust either a written notice revoking the proxy, (2) properly submitting a new proxy that is dated later than the original proxy (which automatically revokes the earlier proxy) or (3) virtually attending the Annual Meeting and voting by ballot at the Annual Meeting. If you attend the Annual Meeting, you may vote virtually whether or not you previously have given a proxy, but your virtual presence (without further action) at the Annual Meeting will not constitute revocation of a previously given proxy. Unless you have received a legal proxy to vote the Shares, if you hold your Shares through a bank, broker or other nominee, only that bank, broker or other nominee can revoke your proxy on your behalf.
Beneficial Owners. If you hold your Shares through a bank, broker or other nominee, you should contact such person prior to the time such voting instructions are exercised.
What does it mean if I receive more than one proxy card or voting instruction card?
If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, brokers, other nominees and/or the Trust’s transfer agent. Please take action with respect to each proxy card and voting instruction card that you receive.
What if I do not vote for some of the items listed on my proxy card or voting instruction card?
Shareholders of Record. Proxies that are properly executed without voting instructions on certain matters will be voted in accordance with the recommendations of the Board on such matters.
Beneficial Owners. If you hold your Shares in street name through a broker, bank or other nominee and do not provide voting instructions for any or all matters, such nominee will determine if it has the discretionary authority to vote your Shares. Under applicable law and New York Stock Exchange (“NYSE”) rules and regulations, brokers have the discretion to vote on routine matters, but do not have discretion to vote on non-routine matters. If you return a signed proxy but do not provide voting instructions with regard to any non-routine proposals, your Shares will be considered “broker non-votes” because the broker will not have discretionary authority to vote thereon. Therefore, it is very important for you to vote your Shares for each proposal.
What vote is required to approve each proposal assuming a quorum is present?
Proposal 1—Election of Trustees
The seven trustee nominees who receive the most votes cast “FOR” at the Annual Meeting will be elected as trustees. The Board’s slate of nominees consists of Richard L. Federico, Arthur H. Goldberg, Brian L. Harper, Joanna T. Lau, David J. Nettina, Laurie M. Shahon and Andrea M. Weiss, each nominated for a one-year term ending at the 2023 annual meeting of shareholders. Withheld votes and broker non-votes will have no effect on the outcome of the vote.
Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the votes cast at the Annual Meeting will be necessary to ratify the appointment of Grant Thornton as the Trust’s independent registered public accounting firm for the year ending December 31, 2022. Abstentions will not be counted as votes cast at the Annual Meeting and will have no effect on the outcome of the vote.
Proposal 3—Advisory Approval of the Compensation of Our Named Executive Officers
The affirmative vote of a majority of the votes cast at the Annual Meeting will be necessary to approve, on an advisory basis, the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of the vote.
Proposal 4—Bylaw Amendment
The affirmative vote of a majority of the votes cast at the Annual Meeting will be necessary to approve the amendment to our Bylaws to allow shareholders the right to amend our Bylaws. Abstentions and broker non-votes will have no effect on the outcome of the vote.
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Other Matters
If any other matter is properly submitted to the shareholders at the Annual Meeting, its adoption will generally require the affirmative vote of a majority of the votes cast at the Annual Meeting. The Board does not propose to conduct any business at the Annual Meeting other than as stated above.
How do I find out the voting results?
We intend to disclose the final voting results in a current report on Form 8-K within four business days of the Annual Meeting and may announce preliminary voting results at the Annual Meeting.
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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMMON SHARES OF BENEFICIAL INTEREST
The following table sets forth information as of March 4, 2022, except as otherwise noted, regarding the number and percentage of Shares beneficially owned by (1) each trustee, nominee for trustee and named executive officer, (2) all of our trustees and executive officers as a group and (3) to our knowledge, each beneficial owner of more than 5% of the outstanding Shares. Unless otherwise indicated, each owner has sole voting and investment powers with respect to the Shares listed below.
Trustees, Nominees for Trustee and Named Executive Officers (1)	Number of Shares Beneficially Owned (2)		Percent of Shares
Brian L. Harper	669,732		*
Richard L. Federico	44,115		*
Arthur H. Goldberg	76,271	(3)	*
Joanna T. Lau	34,550		*
David J. Nettina	104,737	(4)	*
Laurie M. Shahon	55,045		*
Andrea M. Weiss	39,681		*
Michael P. Fitzmaurice	179,601		*
Timothy Collier	82,330		*
Raymond J. Merk	36,307		*
Heather R. Ohlberg	44,298		*
All Trustees and Executive Officers as a Group (11 Persons)	1,366,667	(5)	1.6%
More Than 5% Shareholders:
BlackRock, Inc.	15,585,364	(7)	18.4%
55 East 52nd Street New York, NY 10055
The Vanguard Group	13,359,507	(6)	15.7%
100 Vanguard Blvd. Malvern, PA 19355
Macquarie Group Limited	7,385,420	(9)	8.7%
50 Martin Place Sydney, New South Wales, Australia
Wellington Management Group LLP	4,498,512	(8)	5.3%
280 Congress Street Boston, MA 02210
State Street Corporation	4,846,240	(10)	5.7%
One Lincoln Street Boston, MA 02111
*less than 1% of the total Shares outstanding.
(1)	Percentages in the table are based on 84,899,031 Shares outstanding as of March 4, 2022, plus for each person, the number of Shares that person has the right to acquire within 60 days after such date.
(2)
Number of Shares beneficially owned includes outstanding Shares and Shares which are not outstanding that the person has the right to acquire within 60 days after the date of this table. Certain Shares included in this column are currently in the form of restricted Shares, all owned directly by such person, each of which represents the right to receive one Share upon vesting. During the vesting period, holders of restricted Shares have voting rights as if such restricted Shares were vested. Holdings of restricted Shares are as follows: Brian L. Harper, 460,710 Shares; Richard L. Federico, 7,571 Shares; Arthur H. Goldberg, 7,571 Shares; Joanna Lau, 7,571 Shares; David J. Nettina, 7,571 Shares; Laurie M. Shahon, 7,571 Shares; Andrea M. Weiss, 7,571 Shares; Michael P. Fitzmaurice, 132,673 Shares; Timothy Collier, 47,897 Shares; Raymond J. Merk, 18,055 Shares; and Heather R. Ohlberg, 32,815.

(3)
Includes 48,700 Shares owned by Mr. Goldberg’s wife and 5,000 Shares owned by a pension trust. Mr. Goldberg disclaims beneficial ownership of the Shares owned by his wife and the trust. Excludes 58,647 Shares deferred under certain of the Trust’s equity incentive plans.

(4)	Includes 4,555 common shares that Mr. Nettina could acquire upon conversion of 7.25% Series D Convertible Perpetual Preferred shares owned by him.
(5)	Includes trustees and executive officers as of March 4, 2022.
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(6)
Based on a Schedule 13G/A filed by The Vanguard Group (Vanguard) with the SEC on February 10, 2022. The Vanguard Group has sole voting power with respect to none of the Shares, shared voting power with respect to 153,988 Shares, sole dispositive power with respect to 13,138,678 Shares and shared dispositive power with respect to 220,829 Shares. The percentage of beneficial ownership has been adjusted to reflect our actual Shares outstanding as of the close of business on March 4, 2022.

(7)
Based on a Schedule 13G/A filed by BlackRock Inc. (BlackRock) with the SEC on January 27, 2022. BlackRock has sole voting power with respect to 14,996,232 Shares, sole dispositive power with respect to 15,585,364 Shares and shared voting and/or dispositive power with respect to none of such Shares. The percentage of beneficial ownership has been adjusted to reflect our actual Shares outstanding as of the close of business on March 4, 2022.

(8)
Based on a Schedule 13G/A jointly filed by Wellington Management Group LLP (Wellington Management Group), Wellington Group Holdings LLP (Wellington Group Holdings), Wellington Investment Advisors Holdings LLP (Wellington Investment Advisors) and Wellington Management Company LLP (Wellington Management Company) with the SEC on February 4, 2022. Each of Wellington Management Group, Wellington Group Holdings and Wellington Investment Advisors has shared voting power with respect to 4,327,620 Shares, shared dispositive power with respect to 4,498,512 Shares and sole voting and/or dispositive power with respect to none of such Shares. Wellington Management Company has shared voting power with respect to 4,251,593 Shares, shared dispositive power with respect to 4,422,485 Shares and sole voting and/or dispositive power with respect to none of such Shares. The percentage of beneficial ownership has been adjusted to reflect our actual Shares outstanding as of the close of business on March 4, 2022.

(9)
Based on a Schedule 13G/A jointly filed by Macquarie Group Limited (Macquarie Group), Macquarie Management Holdings Inc. (Macquarie Management), Macquarie Investment Management Business Trust and Macquarie Investment Management Australia Limited with the SEC on February 14, 2022. The principal business address of Macquarie Management and Macquarie Investment Management Business Trust is 2005 Market Street, Philadelphia, PA 19103.Macquarie Group has shared voting and/or dispositive power and sole voting and/or dispositive power with respect to none of such Shares. Each of Macquarie Management and Macquarie Investment Management Business Trust has sole voting power with respect to 7,295,234 Shares, sole dispositive power with respect to 7,295,234 Shares and shared voting and/or dispositive power with respect to none of such Shares. Macquarie Investment Management Australia Limited has sole voting power with respect to 47,956 Shares, sole dispositive power with respect to 47,956 Shares and shared voting and/or dispositive power with respect to none of such Shares. The percentage of beneficial ownership has been adjusted to reflect our actual Shares outstanding as of the close of business on March 4, 2022.

(10)
Based on a Schedule 13G/A filed by State Street Corporation (State Street) with the SEC on February 14, 2022. State Street has shared voting power with respect to 4,127,642 Shares, shared dispositive power with respect to 4,846,240 Shares and sole voting and/or dispositive power with respect to none of such Shares. The percentage of beneficial ownership has been adjusted to reflect our actual Shares outstanding as of the close of business on March 4, 2022.

7.25% SERIES D CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED SHARES OF BENEFICIAL INTEREST
The following table sets forth information as of March 4, 2022, except as otherwise noted, regarding the number and percentage of the Trust’s 7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest, $0.01 par value per share (the “Preferred Shares”), beneficially owned by (1) each trustee, nominee for trustee and named executive officer, (2) all of our trustees and executive officers as a group and (3) to our knowledge, each beneficial owner of more than 5% of the outstanding Preferred Shares. Unless otherwise indicated, each owner has sole voting and investment powers with respect to the Preferred Shares listed below.
Trustees, Nominees for Trustee and Named Executive Officers (1)	Number of Shares Beneficially Owned	Percent of Shares
David J. Nettina	1,200	*
All Trustees and Executive Officers as a Group (1 Person)	1,200	*
More Than 5% Shareholders:
Infrastructure Capital Advisors, LLC	151,250 (2)	8.2%
1325 Avenue of the Americas, 28th Floor New York, NY 10019
*less than 1% of the total Shares outstanding.
(1)	Percentages in the table are based on 1,849,000 Preferred Shares outstanding as of March 4, 2022.
(2)
Based on a Schedule 13G jointly filed by Infrastructure Capital Advisors, LLC, Virtus Infra Cap U.S. Preferred Stock ETF, a Series of ETFis Series Trust I (Virtus), Jay Hatfield, and InfraCap Equity Income Fund ETF, a series of Series Portfolios Trust (InfraCap Equity), with the SEC on February 14, 2022. Each of Infrastructure Capital Advisors, LLC and Jay Hatfield has shared voting and/or dispositive power and sole voting and/or dispositive power with respect to none of such Preferred Shares. Virtus has sole voting and/or dispositive power with respect to none of such Preferred Shares and shared voting and/or dispositive power with respect to 151,250 of such Preferred Shares. InfraCap Equity has sole voting and/or dispositive power with respect to none of such Preferred Shares and shared voting and/or dispositive power with respect to 751 of such Preferred Shares. The percentage of beneficial ownership has been adjusted to reflect our actual Preferred Shares outstanding as of the close of business on March 4, 2022.

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PROPOSAL 1
ELECTION OF TRUSTEES
The Board currently consists of seven trustees, each of whom has a term that expires at the Annual Meeting. Seven trustees are to be elected at the Annual Meeting to serve until the 2023 annual meeting of shareholders and until their successors are duly elected and qualified or until any such trustee’s earlier resignation, retirement or other termination of service. The seven trustee nominees who receive the most votes cast at the Annual Meeting will be elected as trustees. The Board, based on the recommendation of the Nominating & Governance Committee of the Board (the “Nominating & Governance Committee”), has nominated each of our current trustees, Richard L. Federico, Arthur H. Goldberg, Brian L. Harper, Joanna T. Lau, David J. Nettina, Laurie M. Shahon and Andrea M. Weiss, for re-election at the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Board recommends that you vote FOR the election of the Board’s nominees.
Each of the seven trustee nominees has consented to serve and has consented to be named in this proxy statement. If for any reason any of the nominees becomes unavailable for election, the Board may designate a substitute nominee. In such case, the persons named as proxies in the accompanying proxy card will vote for the Board’s substitute nominee. Alternatively, the Board may reduce the size of the Board or leave the position vacant.
The nominees for election to the Board are as follows, with ages set forth as of March 4, 2022:
Name	Age	Title
Richard L. Federico	67	Trustee
Arthur H. Goldberg	79	Trustee
Brian L. Harper	46	Trustee; President and Chief Executive Officer of the Trust
Joanna T. Lau	63	Trustee
David J. Nettina	69	Chairman of the Board
Laurie M. Shahon	70	Trustee
Andrea M. Weiss	66	Trustee
TRUSTEE BACKGROUND AND QUALIFICATIONS
As a fully integrated self-administered, publicly-traded real estate investment trust which owns and operates a national portfolio of dynamic open-air shopping destinations principally located in the top U.S. markets, the Trust’s business involves a wide range of real estate, financing, accounting, management and financial reporting matters. In light of the Trust’s business and structure, the Nominating & Governance Committee considers the experience, viewpoint, mix of skills, independence from management and other qualities of the trustees and nominees to ensure appropriate Board composition. In particular, the Nominating & Governance Committee believes that trustees and nominees with the following qualities and experiences can assist in meeting this goal:
Senior Leadership Experience
Trustees with experience in significant leadership positions provide the Trust with perspective in analyzing, shaping and overseeing the execution of operational, organizational and strategic issues at a senior level. Further, such persons have a practical understanding of balancing operational and strategic goals and risk management.

REITs/Real Estate Experience
An understanding of real estate issues, particularly with respect to real estate investment trusts, real estate development, community shopping centers and key tenants, brings critical industry-specific knowledge and experience to the Board. Education and experience in the real estate industry is useful in understanding the Trust’s acquisition, development, leasing and management of shopping centers and the competitive landscape of its industry.

Retail, Consumer Products and Hospitality/Entertainment Experience
The Board believes that our trustees with experience in the retail, consumer products and hospitality/entertainment segments can provide our management with valuable insight on the industries that are driving demand for retail shopping centers.

Business Entrepreneurship, Transactional and Strategic Planning Experience
Trustees who have a background in high growth companies and transactions can provide insight into developing and implementing strategies for entering into new business segments, partnering in joint ventures and/or growing via mergers and acquisitions. Further, they have a practical understanding of the importance of “fit” with the Trust’s culture and strategy, the valuation of transactions and business opportunities and management’s plans for integration with existing operations.

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Financial, Accounting, Capital Markets and Investment Banking Experience
An understanding of the financial markets, corporate finance, accounting requirements and regulations and accounting and financial reporting processes allows trustees to understand, oversee and advise management with respect to the Trust’s operating and strategic performance, capital structure, financing and investing activities and financial reporting and internal control of such activities. The Trust seeks to have a number of trustees who qualify as audit committee financial experts and expects all of the trustees to be financially knowledgeable.

Technology
Trustees with significant experience in the technology and technology consulting industries can provide the Trust with valuable insight into technological developments and trends that are impacting the retail industry and can guide the Trust’s management in operational matters that are impacted by evolving technology.

Public Company Board and Corporate Governance Experience
Trustees who serve, or have served, on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of trustees or directors, relationship of a board of trustees or directors to the chief executive officer and other management personnel, importance of a particular agenda or oversight matter and oversight of a changing mix of strategic, operational and compliance-related matters.

Sustainability
Trustees with experience in sustainability issues can provide the Trust with insight related to sustainable development, corporate social responsibility, stakeholder driven goals and corporate accountability in order to achieve transparency and maximize shareholder value and corporate stewardship.

Risk Oversight	Trustees who have experience in identifying, assessing and mitigating risks can provide the Trust with insight regarding compliance matters, market conditions and overall risk profile of the Trust.
Board Refreshment and Diversity
The Nominating & Governance Committee values diversity and believes that trustees with varying backgrounds bring different and fresh perspectives, can optimize the effectiveness of the Board and can best serve the Trust and shareholders. As part of any Board refreshment process, the Nominating & Governance Committee is committed to engaging in a diverse and inclusive search to better ensure that racially and/or ethnically diverse candidates and women are included in the candidate pool from which Board candidates are chosen. The Nominating & Governance Committee may review and evaluate various personal and professional attributes of each candidate including, without limitation, skillset, experiences, age, ethnicity, race, viewpoints and gender. The Nominating & Governance Committee evaluates the attributes of each Board candidate in relation to the overall composition of the existing Board members in order to ensure a diversity of backgrounds, expertise and skills. To this end, in 2018, the Company began an assessment of the overall Board composition which led to the replacement of three of six independent Board members and resulted in significantly enhanced diversification of skills, experience, gender, ethnicity and tenure.
The following sets forth the business experience during at least the past five years of each trustee nominee. The years of trustee service indicated for each trustee nominee include service for the Trust’s predecessors. In addition, the following includes, for each trustee nominee, a brief discussion of the specific experiences, qualifications, attributes and skills that led to the conclusion that such trustee nominee should serve on the Board in light of the goals set forth above. Each of the trustee nominees listed below is currently a member of the National Association of Corporate Directors (“NACD”).
Richard L. Federico
Richard L. Federico has been a trustee since 2018 and is an independent trustee. Mr. Federico served as Non-Executive Chairman of P.F. Chang’s China Bistro Inc., a causal dining restaurant chain (“P.F. Chang’s”), from February 2016 to March 2019. He previously served as the Chairman and Chief Executive Officer or Co-Chief Executive Officer of P.F. Chang’s, as applicable, from September 1997 to March 2015 and as Executive Chairman from March 2015 to February 2016. Mr. Federico joined P.F. Chang’s as President in 1996, when he also began his service on its board of directors. Prior to joining P.F. Chang’s, Mr. Federico held a number of leadership positions in the restaurant industry including roles at Steak and Ale, Orville Beans and Bennigan’s restaurants as well as Grady’s Goodtimes and Brinker International Restaurants. Mr. Federico has served on the board of directors of Domino’s Pizza, Inc., a NYSE-listed company, since February 2011, and Tastemaker Acquisition Corp., a Nasdaq-listed company, since January 2021. He also sits on the boards of directors of several private companies in the food industry and was previously the chairman of the board of directors of Jamba, Inc. Mr. Federico is a Founding Director of Chances for Children.
Mr. Federico’s extensive knowledge of the hospitality and food service industries, senior leadership experience and experience as a director of other publicly-traded companies led the Nominating & Governance Committee to conclude Mr. Federico should continue to serve as a member of the Board.
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Arthur H. Goldberg
Arthur H. Goldberg has been a trustee since 1988 and is an independent trustee. Mr. Goldberg is currently the Chairman of the Jewish Federation of South Palm Beach County. Mr. Goldberg was a Managing Director of Corporate Solutions Group, LLC, an investment banking and advisory firm, from 2002 to 2015. Mr. Goldberg served as President of Manhattan Associates, LLC, a merchant and investment banking firm, from 1994 to 2002 and as Chairman of Reich & Company, Inc. (formerly Vantage Securities, Inc.), a securities and investment brokerage firm, from 1990 to 1993. Mr. Goldberg also has extensive experience serving on the board of directors of public companies, including Avantair, Inc., North Shore Acquisition Corp. and Atlantic Realty Trust.
Mr. Goldberg’s significant investment banking experience, relationships and familiarity with public equity offerings and transactional matters, as well as his knowledge of the Trust based on his 30 plus years of service, led the Nominating & Governance Committee to conclude Mr. Goldberg should continue to serve as a member of the Board.
Brian L. Harper
Brian L. Harper has been a trustee since 2018 and has served as President and Chief Executive Officer of the Trust since June 2018. Prior to joining the Trust, Mr. Harper served as Chief Executive Officer of Rouse Properties, a real estate investment company, where he also served as the Chief Operating Officer from April 2015 to July 2016 and served as Executive Vice President of Leasing and Marketing as well as Executive Vice President of Leasing and Acquisitions from January 2012 to April 2015. Mr. Harper was previously the Senior Vice President of Leasing for General Growth Properties, a publicly-traded retail real estate investment trust (“REIT”). Mr. Harper has over 20 years of experience in the retail real estate industry, and brings significant expertise in real estate operations, redevelopment and site densification as well as strong relationships with leading retailers. He has won several awards, including Chain Store Age’s 10 Under 40 in Real Estate. Mr. Harper is Chairman of the board at Autism Speaks.
Mr. Harper’s knowledge of and experience in the retail real estate industry and his role as President and Chief Executive Officer of the Trust led the Nominating & Governance Committee to conclude that Mr. Harper should continue to serve as a member of the Board.
Joanna T. Lau
Joanna T. Lau has been a trustee since 2019 and is an independent trustee. Ms. Lau currently serves as the Chief Executive Officer of Lau Acquisition Corporation d/b/a Lau Technologies, an executive consulting and investment company focused on providing debt and equity financing and consulting to mid-range companies. Ms. Lau has served in this role since she founded Lau Acquisition Corporation in 1990. Ms. Lau held leadership positions with Digital Equipment Corporation and General Electric before founding Lau Acquisition Corporation. Ms. Lau has served as a member of the board of directors of Designer Brands Inc., an NYSE-listed North American footwear and accessories designer, since 2008. Ms. Lau’s previous public board experience also includes serving on the board of directors of INSO Corporation, ITT Educational Services, Inc., FSI International, Inc., BostonFed Bancorp, Inc. and TD Banknorth Inc.
Ms. Lau’s extensive board experience, strong technological background and retail industry expertise led the Nominating & Governance Committee to conclude that Ms. Lau should continue to serve as a member of the Board.
David J. Nettina
David J. Nettina has served as Chairman of the Board since 2019 and as a trustee since 2012 and is an independent trustee. Mr. Nettina has served as the Managing Principal of Briarwood Capital Group, LLC, since 2001, through which he develops residential and commercial real estate. Mr. Nettina served as the Co-Chief Executive Officer of Career Management, LLC from 2009 to 2013 and has served as Chief Executive Officer since 2013. Prior to 2009, Mr. Nettina served as the President, Chief Financial Officer and Chief Real Estate Officer of American Financial Realty Trust (“AFRT”), a publicly-traded net lease real estate investment trust, from March 2005 to April 2008. From 1997 to 2001, Mr. Nettina served as President and Chief Financial Officer and Chief Operating Officer of SL Green Realty Corp., a publicly-traded real estate investment trust which owns and operates Manhattan commercial office real estate. Prior to joining SL Green Realty Corp., Mr. Nettina held various executive management positions for more than 11 years with The Pyramid Companies, a developer, owner and operator of 20 regional malls in the Northeast, including serving as the Chief Financial Officer. Prior to his service at The Pyramid Companies, Mr. Nettina served in a number of roles in the consumer banking division of Citicorp. Mr. Nettina also formerly served as the chairman of the board of directors of Mastrioanni Bros., Inc., a privately held commercial banking company in Albany, New York and as a member of the board of directors of Frontera Investment, Inc.
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Mr. Nettina’s 34 years of extensive knowledge of the real estate industry and experience as a leader of publicly-traded real estate investment trusts, as well as the other attributes noted above, including with respect to corporate finance, accounting and capital markets, led the Nominating & Governance Committee to conclude Mr. Nettina should continue to serve as a member of the Board.
Laurie M. Shahon
Laurie M. Shahon has been a trustee since 2015 and is an independent trustee. Ms. Shahon is the President of Wilton Capital Group, a private direct investment firm she founded in 1994 that makes principal investments in later-stage ventures and medium-sized buyouts. She previously held investment banking positions with Morgan Stanley and Salomon Brothers. Ms. Shahon was a director of KCG Holdings, Inc. (and its predecessor) from 2006 until its sale in 2017. She is currently a director of Boston Mutual Life Insurance Company and its wholly-owned subsidiary Life Insurance Company of Boston and New York. Ms. Shahon has been an Adjunct Professor of Finance at Columbia Business School. Ms. Shahon has served on the boards of more than ten public companies over the past 25 plus years, including The Bombay Company, Inc., Eddie Bauer Holdings, Inc. and Kitty Hawk Inc.
Ms. Shahon’s significant experience in the financial services, retail and securities industries, as the founder of a private direct investment firm, as a director of other publicly-traded companies as well as her extensive finance and accounting knowledge, combined with the attributes noted above, led the Nominating & Governance Committee to conclude Ms. Shahon should continue to serve as a member of the Board.
Andrea M. Weiss
Andrea M. Weiss has been a trustee since 2018 and is an independent trustee. Ms. Weiss has extensive specialty retail experience having served in several senior executive positions with dELIA*s Inc., The Limited, Inc., Intimate Brands, Inc., Guess, Inc. and Ann Taylor Stores, Inc. She is the Founder and current President and Chief Executive Officer of Retail Consulting, Inc., a retail consulting firm, and has served as its President and Chief Executive Officer since its formation in October 2002. Ms. Weiss is also the Co-Founder and current Managing Member of The O Alliance LLC, a new branch of Retail Consulting, Inc. Ms. Weiss has served on the board of directors of Cracker Barrel Old Country Store, Inc. since 2003, Bed, Bath & Beyond Inc. since May 2019 and O’Reilly Automotive, Inc. since May 2019. Ms. Weiss also serves on several private advisory boards, including Kalera, and on the boards of private companies such as Extend and The Fisher Company. Previously, Ms. Weiss served on the boards of directors of Chico’s FAS, Inc., NutriSystem Inc., GSI Commerce, Inc., Ediets.com, Inc., The Pep Boys-Manny, Moe & Jack, Grupo Cortefiel and Brookstone, Inc. In 2016, Ms. Weiss was named by the NACD as one of America’s Top 100 Directors and in 2017, Ms. Weiss achieved NACD Leadership Board Fellowship status, the highest credential awarded for independent board members. Ms. Weiss is also NACD Directorship Certified.
Ms. Weiss’s significant experience in the specialty retail field, business entrepreneurship experience and service as a director of other publicly-traded companies led the Nominating & Governance Committee to conclude Ms. Weiss should continue to serve as a member of the Board.
The chart below summarizes and highlights characteristics and skills of our trustees that we believe are integral to the long-term success of the Trust, which have been gained by such trustee through his or her current or previous positions. The characteristics below are taken into account by the Nominating & Governance Committee in conjunction with all other nominee qualifications, but are not deciding factors.
Experience/Skills	Federico	Goldberg	Harper	Lau	Nettina	Shahon	Weiss
Senior Leadership	X	X	X	X	X	X	X
Public CEO/Previous Public CEO Experience	X		X
Risk Oversight	X	X	X	X	X	X	X
REITs/Real Estate		X	X		X	X	X
Asset Management		X	X		X
Capital Markets/Investment Banking		X	X		X	X
Government/Public Policy				X
Financial Literacy	X	X	X	X	X	X	X
Technology				X			X
Public Company Board and Corporate Governance	X	X	X	X	X	X	X
Sustainability	X	X	X	X	X	X	X
Retail Consumer Products and Hospitality/Entertainment	X		X	X	X	X	X
Business Entrepreneurship, Transactional and Strategic Planning	X	X	X	X	X	X	X
Talent Management	X	X	X	X	X	X	X
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TRUSTEE INDEPENDENCE
Our Corporate Governance Guidelines provide that a majority of our trustees must qualify as independent for purposes of the NYSE listing standards and the applicable rules promulgated by the SEC. The NYSE listing standards set forth objective requirements for a trustee to satisfy, at a minimum, in order to be determined independent by the Board. In addition, the NYSE listing standards require the Board to consider all relevant facts and circumstances, including the trustee’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others, in making such a determination. The Board has affirmatively determined, after considering all of the relevant facts and circumstances, including all applicable relationships of which the Board had knowledge, that each of Messrs. Federico, Goldberg, and Nettina and each of Mses. Lau, Shahon and Weiss are independent trustees under the requirements of the NYSE listing standards. In determining that each of Mses. Lau and Weiss qualified as an independent trustee, our Board considered that (1) each serves as a non-employee director for a company which is a tenant at the Trust’s properties, (2) neither Ms. Lau nor Ms. Weiss, as applicable, receives any benefit, directly or indirectly, with regard to payments made by the tenants to the Trust, and (3) the transactions between each of the tenants and the Trust were arms-length transactions undertaken in the ordinary course of business.
The Audit Committee of the Board (the “Audit Committee”), Compensation Committee of the Board (the “Compensation Committee”) and Nominating & Governance Committee are composed entirely of independent trustees.
MAJORITY VOTING RESIGNATION POLICY
Our Corporate Governance Guidelines include a policy approved by the Board to be followed if any trustee nominee in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” such election. In such event, our Corporate Governance Guidelines provide that the applicable trustee shall tender his or her resignation for consideration by the Nominating & Governance Committee. The Nominating & Governance Committee will recommend to the Board the action to be taken with respect to such resignation. The Board will disclose its decision with respect to the resignation within 90 days following certification of the shareholder vote.
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BOARD MATTERS
THE BOARD OF TRUSTEES
General
The Board has general oversight responsibility of the Trust’s affairs and the trustees, in exercising their fiduciary duties, represent and act on behalf of the shareholders. Although the Board does not have responsibility for the Trust’s day-to-day management, it stays regularly informed about the Trust’s business and provides guidance to management through periodic meetings and other informal communications. The Board is significantly involved in, among other things, the Trust’s strategic and financial planning process, leadership development, as well as other functions carried out through the Board committees as described below. The Board, led by the Nominating & Governance Committee, also performs an annual performance review of the Board.
Board Leadership
The Board does not have a specific policy on whether the Chairman should be a non-employee Trustee or if the Chairman and Chief Executive Officer positions should be separate. In accordance with our Corporate Governance Guidelines, if the Chairman is also the Chief Executive Officer of the Trust, then one of the independent members of the Board will be named as Lead Trustee. The Board believes either circumstance provides sufficient checks and balances and is appropriate to further the interests of shareholders of the Trust. Currently, Mr. Nettina, an independent trustee, is the Chairman of the Board, a position he has held since June 2019.
The Board believes that its independent trustees are deeply engaged and provide significant independent leadership and direction given their executive and Board experience. See “Proposal 1—Election of Trustees—Trustee Background and Qualifications”. The independent trustees are the sole members of the Audit, Compensation and Nominating & Governance Committees, which oversee critical matters of the Trust such as the integrity of the Trust’s financial statements, the compensation of executive management, the nomination and evaluation of trustees and the development and implementation of the Trust’s corporate governance policies and structures. The independent trustees also meet regularly in executive session without management participation at Board and committee meetings and have access to independent advisors as they deem appropriate. The executive sessions are chaired by our Chairman who is an independent trustee. Management supports this oversight role through its tone-at-the-top and open communication.
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Oversight of Risk Management
The Board is responsible for overseeing the Trust’s risk management including identifying, assessing and mitigating the most significant risks facing the Trust. To this end, the Board and its committees consult with management to evaluate strategic risk management. This general risk oversight is administered by the Board and its committees.
Board
•	provides general oversight of risk, mitigation of risk and risk management strategies;
•	reviews and approval of management’s annual business plan and long-term strategic plan;
•	conducts quarterly reviews (or more often as necessary), including the review and discussion of regular;
•	periodic reports to the Board and its committees, of business developments, strategic plans;
•
implementation, liquidity, debt maturities and financial results and the risks related thereto, market conditions, leasing activity, cybersecurity, potential legal claims and various other matters related to our business;

•	oversight of succession planning;
•	oversight of capital spending and financings;
•	required to approve (or a designated committee of the Board) certain transactions and investments, including among others, acquisitions, dispositions and developments; and
•
reviews regular periodic reports from our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our qualification as a real estate investment trust.

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Audit Committee	Nominating & Governance Committee	Compensation Committee
Assists the Board in overseeing the management of risk in connection with:	Oversees risk management associated with:	Oversees risk management associated with:

• financial risk exposures;
• financial reporting;
• internal controls;
• cybersecurity and data security;
• enterprise and operational risk, including the Trust’s Enterprise Risk Management Program (“ERM”); and
• legal and regulatory compliance.
	• corporate governance; • business code of ethics; • Board composition; • Board and committee evaluation; and • ESG policies and strategy.	• Trust’s compensation program, policies and practices; • executive officer compensation; and • talent and culture.
In the fiscal year ended December 31, 2021, the Trust implemented an ERM program which is sponsored and overseen by the Audit Committee and executive management team, and which includes an internal risk committee that governs the Trust’s operational, financial and legal risk. ERM is embedded in the fabric of the Trust’s culture, allowing risk to be considered openly and enabling the Trust’s employees and business units to work horizontally to manage risk. As part of the ERM program, management provides periodic reports to the Audit Committee regarding the Trust’s material risks and efforts and policies to mitigate such risks.
The Board also relies on management to bring significant matters affecting the Trust to its attention. Given its role in the risk oversight of the Trust, the Board believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. Although there are different leadership structures that could allow the Board to effectively oversee the management of such risks, and while the Board believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason the Board selected its current leadership structure over other potential alternatives.
See the discussion under the heading “—Board Leadership” above for a discussion of why the Board has determined that its current leadership structure is appropriate.
Corporate Governance
The Board and management are committed to responsible corporate governance to ensure that the Trust is managed for the benefit of its shareholders. To that end, the Board and management periodically review and update the Trust’s corporate governance policies and practices as appropriate or required by applicable law, the NYSE listing standards or SEC regulations.
Code of Business Conduct and Ethics and Guidelines on Corporate Governance
The Trust has adopted a Code of Business Conduct and Ethics which sets forth basic principles to guide the conduct of trustees and the Trust’s employees, including its principal executive officer, principal financial officer, principal accounting officer or controller and persons serving similar functions. The code covers numerous topics including illegal or unethical behavior, conflicts of interest, compliance with laws, accounting and financial reporting practices, harassment, corporate opportunities and confidentiality. A copy of the Trust’s Code of Business Conduct and Ethics is available on the Trust’s website under “Investors—Corporate Governance—Governance Documents” at www.rptrealty.com. Any waiver or material amendment that relates to the trustees or certain executive officers of the Trust will be publicly disclosed in such subsection on the Trust’s website within four business days of such action.
The Trust has also adopted Corporate Governance Guidelines, which address, among other things, a trustee’s responsibilities, qualifications (including independence), compensation and access to management and advisors. The Nominating & Governance Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board. A copy of the Trust’s Corporate Governance Guidelines is available on the Trust’s website under “Investors—Corporate Governance—Governance Documents” at www.rptrealty.com.
A copy of the Trust’s committee charters, Code of Business Conduct and Ethics and Corporate Governance Guidelines will be sent to any shareholder, without charge, upon written request sent to the Trust’s executive offices: Investor Relations, RPT Realty, 19 W 44th Street, 10th Floor, Suite 1002, New York, New York 10036.
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Diversity and Board Composition
The Board values diversity and believes that trustees with varying backgrounds bring different and fresh perspectives, can optimize the effectiveness of the Board and can best serve the Trust and shareholders. As a result, the Nominating & Governance Committee is committed to considering various personal and professional attributes of potential Board candidates, including, without limitation, skillset, experiences, age, ethnicity, race, viewpoints and gender. In 2018, we focused on enhancing the diversity of the Board by electing three new trustees, two of whom are women. In doing so, we reduced average trustee tenure from 18 years to 8 years and significantly enhanced the depth and breadth of experience of existing trustees, adding experience in the retail, technology and hospitality sectors. As a result of these trustee transitions, 50% of RPT’s independent trustees are women and 17% are racially and/or ethnically diverse. In addition, two (2) committee chairs are women.
Board Evaluations and Assessment
The Board conducts annual evaluations to assess the effectiveness of the Board and its committees. The Nominating & Governance Committee is responsible for leading the evaluation process. During the evaluation process, the Board reviews achievements of the Board and identifies potential areas for Board and/or committee improvement.
Meetings
In 2021, the Board held fourteen (14) meetings. Independent trustees generally hold scheduled executive sessions in which independent trustees meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the Board.
Trustees are expected to regularly attend Board and the appropriate Board committee meetings. Each trustee attended at least 75% of the aggregate of (1) the total number of meetings of our Board in 2021 held during the period for which he or she has been a trustee and (2) the total number of meetings in 2021 of all committees of our Board on which the Trustee served during the periods that he or she served. We do not have a policy with regard to Board members’ attendance at annual shareholder meetings; however, all of the trustees attended the 2021 annual meeting of shareholders.
COMMITTEES OF THE BOARD
The Board has delegated various responsibilities and authority to Board committees and each committee regularly reports on its activities to the Board. Each committee, except the Executive Committee, has regularly scheduled meetings and is comprised exclusively of independent trustees, in accordance with the NYSE listing standards. The Audit, Compensation and Nominating & Governance Committees operate under written charters approved by the Board, which are reviewed annually by the respective committees and the Board and are available on the Trust’s website under “Investors—Corporate Governance—Governance Documents” at www.rptrealty.com. From time to time, the Board also may create additional committees for such purposes as the Board may determine. The table below sets forth the current membership and 2021 meeting information for the four standing committees of the Board:
Name	Audit	Compensation	Nominating & Governance	Executive
Richard L. Federico	X	X	—	—
Arthur H. Goldberg	X	Chair	—	X
Brian L. Harper	—	—	—	X
Joanna T. Lau	Chair	—	X	—
David J. Nettina	X	—	—	Chair
Laurie M. Shahon	X	X	Chair	X
Andrea M. Weiss	—	X	X	—
Meetings in 2021	5	4	3	1
Audit Committee
We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including oversight related to:
•	the Trust’s accounting and financial reporting process;
•	the integrity of the Trust’s financial statements;
•	the Trust’s system of disclosure controls and procedures and internal control over financial reporting;
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•	the performance of the Trust’s internal audit function;
•	the Trust’s compliance with financial, legal and regulatory requirements; and
•	the Trust’s overall risk assessment and management.
The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the Audit Committee Report required by SEC regulations to be included in this proxy statement. See “Audit Committee Disclosure” and “Report of the Audit Committee” for additional information on the responsibilities and activities of the Audit Committee.
The Board has determined that each of Messrs. Federico, Goldberg and Nettina and Mses. Lau and Shahon qualifies as an “audit committee financial expert” as that term is defined in the rules of the SEC based on the relevant experience of each set forth under “Proposal 1—Election of Trustees—Trustee Background and Qualifications.” The qualification as an “audit committee financial expert” does not impose upon such person any duties, obligations or liabilities that are greater than are generally imposed on such person as a member of the Audit Committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.
Compensation Committee
We have adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:
•
reviewing and approving corporate goals and objectives relating to the compensation of the Trust’s Chief Executive Officer, evaluating the performance of the Trust’s Chief Executive Officer in light of these goals and objectives and determining and approving the compensation of the Trust’s Chief Executive Officer based on such evaluation;

•	determining and approving the compensation of all executive officers of the Trust;
•	reviewing, implementing and administering the Trust’s equity-based and incentive plans;
•	reviewing the Trust’s executive compensation policies and plans;
•	assisting management in complying with the Trust’s proxy statement and annual report disclosure requirements;
•	producing a report on executive compensation to be included in the Trust’s annual proxy statement; and
•	recommending changes, if appropriate, to the compensation of non-employee directors.
See “Compensation Discussion and Analysis” and “Compensation Committee Report” for additional information on the responsibilities and activities of the Compensation Committee.
Nominating & Governance Committee
We have adopted a Nominating & Governance Committee charter, which details the principal functions of the Nominating & Governance Committee, including:
•	identifying and recommending to the Board qualified candidates for election as trustees and recommending nominees for election as trustees at the annual shareholders meeting;
•	overseeing the evaluation of the Board;
•	serving in an advisory capacity to the Board and Chairman of the Board on matters of organizational and governance structure of the Trust and the conduct of the Board;
•	developing and recommending to the Board corporate governance guidelines and fulfilling the responsibilities assigned to it under such guidelines;
•	annually reviewing and making recommendations to the Board regarding revisions to the Corporate Governance Guidelines; and
•	developing and recommending to the Board a Code of Business Conduct and Ethics.
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Identification of Trustee Candidates
The Nominating & Governance Committee identifies individuals qualified to become members of the Board and recommends that the Board select the nominees for the Board for the annual shareholders meeting. The Nominating & Governance Committee establishes criteria for the selection of new Board members, including specific minimum qualifications that the Nominating & Governance Committee believes must be met by recommended nominees, and any specific qualities or skills that the Nominating & Governance Committee believes are necessary for one or more of the Board members to possess. See “Proposal 1—Election of Trustees—Trustee Background and Qualifications” for a discussion of the experience, mix of skills, independence from management and other qualities of the trustees and nominees that the Nominating & Governance Committee considers, in light of the Trust’s business and structure, to ensure appropriate Board composition.
The Nominating & Governance Committee does not solicit trustee nominations, but will consider nominee recommendations by shareholders with respect to elections to be held at an annual meeting, so long as such recommendations are timely made and otherwise in accordance with the Trust’s Bylaws and applicable law. The Nominating & Governance Committee will apply the same standards in considering candidates submitted by shareholders as it does in evaluating candidates submitted by members of the Board. Any recommendations by shareholders are to follow the procedures outlined under “Additional Information—Presentation of Shareholder Proposals and Nominations at 2023 Annual Meeting” in this proxy statement and should provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications and the candidate’s written consent to being considered as a trustee nominee.
Executive Committee
The Executive Committee is permitted to exercise all of the powers and authority of the Board, except as limited by applicable law and the Bylaws.
TRUSTEE COMPENSATION
The Compensation Committee and Board believe that trustees should receive a mix of cash and equity. Compensation paid to the non-employee trustees is intended to provide incentives to such persons to continue to serve on the Board, to further align the interests of the Board and shareholders and to attract new trustees with outstanding qualifications. Trustees who are employees or officers of the Trust or any of its subsidiaries do not receive any compensation for serving on the Board or any committees thereof; therefore, Mr. Harper is excluded from the trustee compensation table below.
2021 Non-Employee Trustee Annual Cash Retainer and Meeting Fees
In 2021, each non-employee trustee received an annual cash retainer equal to approximately $60,000 and an annual equity retainer, consisting of a grant of restricted Shares, valued at approximately $100,013 (or 7,571 restricted Shares). The restricted Shares were granted on July 1, 2021 and vest in full on the first anniversary of the grant date. The chair of each of the Audit Committee, Compensation Committee and Nominating & Governance Committee received additional cash retainers of $25,000, $15,000 and $15,000, respectively. Mr. Nettina, in his capacity as Chairman of the Board, also received an additional annual cash retainer of $100,000. The cash retainers are payable in quarterly installments and are prorated to reflect service on the Board and in the applicable role. The Trust also reimburses all trustees for expenses incurred in connection with attending any meetings or performing their duties as trustees. There were no additional fees paid per meeting attended.
Share Ownership Guidelines
The Trust’s Share ownership guidelines for non-employee trustees require such persons to hold directly a number of Shares (including unvested restricted Shares) having a market value no less than five times the then current annual Share grant denominated in Shares for all trustees. New trustees have a five-year period to comply with the guidelines. The Compensation Committee reviews the minimum equity holding level and other market trends and practices on a periodic basis. The Compensation Committee has confirmed that all trustees currently satisfy the guidelines or are within the time period to become compliant.
Deferred Fee Plan
The Trust maintains a Deferred Fee Plan for trustees. A trustee may elect to defer the annual retainer (including any fees paid to a trustee for serving as chairman of a committee or the Board) earned for services provided during a subsequent calendar year (“Deferral Year”) by completing and filing a proper deferred fee agreement with the Secretary of the Trust no later than December 31 of the year prior to the Deferral Year. Any Shares deferred will be credited to a deferred share account and will be entitled to
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receive distributions, which at the Trustee’s election will either be paid in cash or will be reinvested in Shares. A trustee may modify or revoke his or her existing fee deferral election only on a prospective basis, only for fees to be earned in a subsequent calendar year and only if such trustee executes a new deferred fee agreement or revokes his or her existing deferred fee agreement in writing by December 31 of the year preceding the calendar year for which such modification or revocation is to be effective. The trustee must elect the end of the deferral period at the time of such election and, except for limited circumstances, no trustee shall have any right to make any early withdrawals from the trustee’s deferred fee accounts.
2021 Trustee Compensation Table
Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Richard L. Federico	60,000	100,013	160,013
Arthur H. Goldberg	75,000	100,013	175,013
Joanna T. Lau	85,000	100,013	185,013
David J. Nettina	160,000	100,013	260,013
Laurie M. Shahon	75,000	100,013	175,013
Andrea M. Weiss	60,000	100,013	160,013
(1)	Represents amounts earned in 2021 with respect to the cash retainers.
(2)
Represents the aggregate grant date fair value of restricted Share awards granted during the year ended December 31, 2021, calculated as the closing price per Share on the NYSE on July 1, 2021 (i.e., $13.21) multiplied by the number of Shares granted. As of December 31, 2021, each of the non-employee trustees held 7,571 unvested restricted Shares or deferred Shares, as applicable, that had been granted by us as trustee compensation. As of December 31, 2021, none of the non-employee trustees held any unexercised options.

COMMUNICATION WITH THE BOARD
Any shareholder or interested party who desires to communicate with the Board or any specific trustee(s) can write to the Board at the following address: Board of Trustees, c/o Secretary, RPT Realty, 19 W 44th Street, 10th Floor, Suite 1002, New York, NY 10036. All communications received by the Trust’s Secretary which are addressed to the Board or a Board committee will be forwarded directly to the members of the Board.
Shareholders, Trust employees, officers, trustees or any other interested persons who have concerns or complaints regarding accounting or auditing matters of the Trust are encouraged to contact, anonymously or otherwise, the Chair of the Audit Committee (or any trustee who is a member of the Audit Committee) at the address above. Such submissions will be treated confidentially.
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EXECUTIVE OFFICERS
The executive officers of the Trust serve at the pleasure of the Board. The executive officers of the Trust as of the record date are as follows:
Name	Age	Title
Brian L. Harper	46	Trustee; President and Chief Executive Officer
Michael P. Fitzmaurice	43	Executive Vice President and Chief Financial Officer
Timothy Collier	48	Executive Vice President - Leasing
Heather R. Ohlberg	42	Executive Vice President, General Counsel and Secretary
Raymond J. Merk	62	Senior Vice President and Chief Accounting Officer
See “Proposal 1—Election of Trustees—Trustee Background and Qualifications” for biographical and other information regarding Mr. Harper.
Michael P. Fitzmaurice
Michael P. Fitzmaurice has been Executive Vice President and Chief Financial Officer since June 2018. Mr. Fitzmaurice was employed with Retail Properties of America, Inc., an NYSE-listed retail shopping center REIT, as Senior Vice President of Finance from September 2017 to June 2018, Vice President of Capital Markets & Investor Relations from January 2017 to September 2017 and Vice President of Finance from August 2012 to January 2017. Prior to Retail Properties of America, Inc., Mr. Fitzmaurice spent 11 years at General Growth Properties, a publicly-traded retail REIT that was taken private in 2018, in various finance, capital markets and accounting roles. In addition, Mr. Fitzmaurice spent two years with Equity Office Properties as a Manager with the Investments/Due Diligence team. Mr. Fitzmaurice received his B.S. in finance from the University of Illinois at Chicago.
Timothy Collier
Timothy Collier has served as Executive Vice President of Leasing since August 2018. Mr. Collier has over 21 years of experience in the real estate industry and was formerly with Acadia Realty Trust, a NYSE-listed equity REIT, serving most recently as their Senior Vice President of Leasing from January 2016 to August 2018, Vice President of Leasing from January 2013 to December 2015, and Director of Leasing from May 2011 to December 2012. Mr. Collier has also worked at Kimco Realty and Pyramid Management Group in various leasing roles. Mr. Collier received his B.A. from State University of New York at Oswego, is a Licensed Real Estate Salesperson in the Commonwealth of Massachusetts and a member of the ICSC.
Heather R. Ohlberg
Heather R. Ohlberg has served as Executive Vice President General Counsel and Secretary of the Trust since May 2020. From February 2019 until May 2020, Ms. Ohlberg was Senior Vice President Legal Counsel and Secretary of the Trust. Prior to joining RPT, Ms. Ohlberg served as Senior Vice President, Legal Leasing & Real Estate for Brookfield Properties’ retail division (formerly Rouse Properties) from February 2017 to September 2018. Ms. Ohlberg previously spent six years as an Associate and Counsel at Tarter Krinsky & Drogin LLP in the Real Estate, Retail and Construction Departments and was Co-Chair of the Hospitality and Restaurant Group. Ms. Ohlberg is a graduate of the Maurice A. Deane School of Law at Hofstra University and received her B.A from the State University of New York at Albany.
Raymond J. Merk
Raymond J. Merk served as the Trust’s acting principal financial officer from April 2018 to June 2018 and has served as the Trust’s Chief Accounting Officer since March 2017, having joined the Trust, originally on an interim basis, in September 2016. From April 2010 through April 2013, Mr. Merk was the vice president of finance for DynaVox Systems, LLC. Mr. Merk served as Chief Financial Officer and corporate secretary of DynaVox Systems, LLC from May 2013 through May 2015. In addition, Mr. Merk served as the Chief Financial Officer and corporate secretary of DynaVox Inc., DynaVox Systems Holdings, LLC and DynaVox Intermediate LLC, the holding company parents of DynaVox Systems, LLC, from May 2013 through March 2014. DynaVox Inc., DynaVox Systems Holdings, LLC, and DynaVox Intermediate LLC filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in April 2014. Mr. Merk holds a B.S. in Business Administration from Ohio Northern University. Mr. Merk is a Certified Public Accountant.
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COMPENSATION DISCUSSION AND ANALYSIS
This section of the proxy statement explains how the Trust’s compensation programs are designed and operated in practice with respect to our named executive officers. In this “Compensation Discussion and Analysis,” we refer to our President and Chief Executive Officer, Brian L. Harper, our Executive Vice President and Chief Financial Officer, Michael P. Fitzmaurice, our Executive Vice President-Leasing, Timothy Collier, our Executive Vice President, General Counsel and Secretary, Heather R. Ohlberg and our Senior Vice President and Chief Accounting Officer, Raymond J. Merk, collectively, as our named executive officers.
EXECUTIVE SUMMARY
Key Highlights
The following are key highlights of our 2021 compensation program for our named executive officers.
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Strong Operational and Financial Performance. The Trust experienced strong operating and financial performance during 2021, with robust leasing performance leading to strong gains in occupancy and rent, which in turn led to strong same property NOI and Operating FFO growth. New leases included four premier grocer deals, as well as other prominent national brands, signed during the year that replaced weaker or bankruptcy-driven vacancies. With a much stronger operating environment and rent collections now at pre-COVID-19 levels, the Trust has rebounded from the downturn it experienced in 2020. As a result, the Trust re-established its quarterly common dividend for the first quarter of 2021, which dividend was then increased by 60% in the third and fourth quarters of 2021.

2021 Operational and Financial Highlights(1)
Leases Signed	Leased Rate	Rent Increases(2)
1.7 Million Square Feet	93.1%	32.5%
Operating FFO Growth(3)	Same Property NOI Growth(3)	One-Year TSR
21.8%	6.3%	59.5%
(1)	As of December 31, 2021.
(2)	For comparable new leases.
(3)
On pages 47-50 of the Trust's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and in Appendix B, Operating FFO and Same Property NOI are non-GAAP financial measures for which reconciliations and other information are set forth.

•
Opportunistic Financing and Innovative Investment Activity: The Trust proactively executed on its capital markets strategy by accessing $422 million of debt and equity capital markets through the private placement of unsecured notes, issuance of common shares through the Trust’s at-the-market equity program, and sale of assets in the non-core markets of Chicago, Detroit and Cincinnati. Capital raised from these activities was successfully used to repay near-term debt maturities and to acquire open air shopping centers and single-tenant properties in the high-growth markets of Boston, Atlanta, Tampa and Nashville. In addition, the Trust formed a new retail net lease platform to acquire essential and high credit quality retail net lease assets and secured commitments of joint venture capital through both its net leased and grocery-focused joint venture totaling $940 million.

2021 Financing and Investment Highlights(1)
Aggregate Capital Raised	Capital Deployed	ABR in Boston Market
>$1.4 Billion	>$584 Million	7% in 2021 (0% in 2020)
Weighted Average Debt Maturity	Available Capital(2)	Investment Grade Credit Rating
5.1 years	$329 Million	BBB-
(1)	As of December 31, 2021.
(2)	Reflects cash, cash equivalents and restricted cash plus undrawn capacity on the Trust’s unsecured credit facility.
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•
Environmental, Social and Governance (ESG): The Trust advanced ESG initiatives across the organization, highlighted by the release of the Trust’s inaugural Corporate Sustainability Report. At the corporate level, the Trust formalized its Diversity, Equity and Inclusion program and strengthened its culture through hires that were both strategic and diverse, bolstering all departments with depth and experience that will be vital to sustaining the positive momentum built by the Trust during 2021. At the asset level, the Trust advanced its GRESB ratings, made significant investments in environmental improvements at its properties, including launching a number of smart building initiatives, reducing electricity and water consumption, and adopting a vendor compliance policy and audit system.

2021 Environmental, Social and Governance Highlights(1)
GRESB Score	Property Upgrades	Diversity, Equity and Inclusion
Real Estate Assessment: 55 (20% Improvement) Public Disclosure: 49 (14% Improvement)	Installed 16 High-Efficiency Lighting and Water Systems	Increased Number of Racially and/or Ethnically Diverse Employees by 5%
(1)	As of December 31, 2021.
•
Insight and Technology: During 2021, the Trust prioritized the integration of advanced digital tools and data analytics into its business to monitor operations, drive decision-making and refine long-term strategy. In 2020, the Trust hired its first data scientist to support these efforts and in 2021, the Trust formally launched a proprietary asset scoring model that is used extensively in the Trust’s investment underwriting process. The Trust also deployed new systems to streamline accessibility of key operational and financial data, resulting in numerous operational efficiencies and optimal decision making.

•
Return to Pre-Pandemic Compensation Program: For 2020, the Trust adapted the framework of its executive compensation program in response to the extenuating circumstances caused by the COVID-19 pandemic. As a result, at its 2021 annual meeting, the Trust’s Say-on-Pay proposal did not receive majority support of shareholders for the first time in the Trust’s history. The Compensation Committee viewed the changes to the Trust’s 2020 compensation structure changes as necessary deviations from historical practice that were precipitated by the unprecedented impact that COVID-19 had on the Trust’s business, and believes that such decisions were both in alignment with shareholder interests and consistent with its compensation philosophy. For 2021 compensation, even before the results of the 2020 Say-on-Pay vote were known and prior to meeting with many of its shareholders, the Compensation Committee reinstated the Trust’s regular compensation program framework, which has garnered strong Say-on-Pay support year after year.

•
Shareholder Outreach: The Trust values the insight of shareholders and, as part of its regular investor outreach program, reached out to over 20 of its largest investors in the fourth quarter of 2020 that collectively represented 78% of outstanding common shares. In addition to its regular dialogue with investors, the Trust conducted a targeted compensation outreach program following the filing of its 2021 Proxy on March 16, 2021, that resulted in engagements with 10 of the Trust’s largest investors representing 47% of shares outstanding. These meetings, led by Compensation Committee Chair, Arthur Goldberg, provided constructive feedback on the 2020 compensation program. Shareholders also provided positive feedback on the design of the Trust’s annual compensation programs prior to 2020 and were supportive of the Compensation Committee’s decision to revert back to such structure for 2021. The results and feedback from the engagements were shared with the full Board of Trustees. See “Proxy Summary—Response to our 2020 ‘Say on Pay’ Proposal Voting Results” for additional discussion of the Trust’s recent investor outreach.

KEY COMPENSATION PRACTICES
✔	Pay for performance and create alignment with shareholders
✔	Include rigorous hurdles in our incentive plans
✔	Pay a significant percentage of total compensation for our CEO and other named executive officers in equity
✔	Follow best practices related to equity ownership guidelines for our trustees and named executive officers
✔	Adopted a clawback policy with respect to incentive payments
✔	Require a double trigger for cash severance and vesting of equity awards in connection with a change in control
X	No dividends or distributions paid on unvested equity awards
X	No excise tax gross-up provisions
X	No single trigger cash severance or accelerated vesting of equity awards in connection with a change in control
X	Don't allow trustees or officers to hedge or pledge our securities
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OVERVIEW OF THE 2021 COMPENSATION PROGRAM
The following table sets forth each material element of target compensation in the 2021 executive compensation program and describes how each is intended to satisfy one or more of the Trust’s compensation objectives, as well as key features of the compensation elements that address such objectives.
Element of Compensation	Compensation Objectives	Key Features
Base Salary
•Provide a minimum, fixed level of cash compensation

•Important factor in retaining and attracting key employees in a competitive marketplace

•Preserve an employee’s commitment during downturns in the general economy, the REIT industry and/or equity markets

•Changes based on an evaluation of the individual's experience, current performance, potential for advancement and comparison to peer groups

•16.3% of CEO target compensation and 30.3% - 44.4% of other NEO target compensation

Annual Cash Bonus Program
•Incentive for the achievement of short-term Trust performance

•The bonus plan enhances “pay-for-performance” compensation and ensures greater transparency for the most significant executives

•Assist in retaining, attracting and motivating employees in the near term

•Our named executive officers are eligible for bonuses upon the achievement of specified targets; target bonuses range from 50-125% of base salary

•All of our named executive officers received formulaic bonuses in 2021

•20.4% of CEO target compensation and 22.2% - 24.5% of other NEO target compensation

Annual Long-Term Share-Based Incentive Awards	•Provide incentive for employees to focus on long-term fundamentals and thereby create long-term shareholder value •Enhance shareholder-management alignment
•50% of target award amount consists of performance-based restricted share units, with potential to earn 0% - 200% of target based on relative total shareholder return compared to peer companies over three-year performance period

•50% of target award amount consists of service-based restricted shares vesting over three years

•63.2% of CEO target compensation and 33.3% - 45.5% of other NEO target compensation

Change in Control/ Severance Benefits
•Retain and attract employees in a competitive market

•Encourage appropriate risk taking

•Mitigate disincentives to pursuit of shareholder friendly change in control transactions that may result in job loss

•Ensure continued dedication of employees in case of personal uncertainties or risk of job loss

•Double trigger (change in control and actual or constructive termination of employment) required for cash severance

•Reasonable cash severance multiples - 1-2x annual base salary and annual cash bonus.

•See “—Employment Agreements and Severance and Change in Control Arrangements” for a description of the material terms of such agreements.

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2021 TARGET ANNUAL COMPENSATION
The following table sets forth the target annual compensation amounts for the Trust’s named executive officers in 2021:
Name	Annual Base Salary ($)	Target Annual Cash Bonus ($)(1)	Target Long-Term Incentive Award (Performance- Based Rest. Share Units) ($)	Long-Term Incentive Award- (Service Based Rest. Stock) ($)	Target Annual Compensation 2021 ($)	Target Performance- Based Compensation (% of Target Comp.) (2)
Brian L. Harper	775,000	968,750	1,500,000	1,500,000	4,743,750	52.0%
Michael P. Fitzmaurice	475,000	380,000	356,250	356,250	1,567,500	47.0%
Timothy Collier	412,000	309,000	288,400	288,400	1,297,800	46.0%
Heather R. Ohlberg	400,000	260,000	200,000	200,000	1,060,000	43.4%
Raymond J. Merk	275,000	137,500	103,125	103,125	618,750	38.9%
(1)	Does not include the discretionary one-time bonus of $100,000 that the Compensation Committee paid to Ms. Ohlberg in light of the Trust’s successful formation of a new joint venture.
(2)	Represents Target Annual Cash Bonus plus Target Long-Term Incentive Award (Performance-Based Restricted Share Units), divided by Target Annual Compensation 2021.
2021 RESULTS AND EARNED COMPENSATION
Annual Cash Bonus
2021 STIP.  Pursuant to the Trust’s cash bonus program (the “2021 STIP”), all of our named executive officers received bonuses calculated by reference to the objective and subjective performance goals established for the 2021 STIP, and, as a result, were eligible to earn bonuses either at, above or below pre-established target bonus amounts.
The table below sets forth the 2021 STIP goals and the relative weight given to each goal, and the performance of the Trust and the named executive officers relative to such goals.
Percentage Earned(1)
2021 STIP Goal	50%	90%	100%	125%	200%	Weight	Actual Performance	Percentage of Target Bonus Earned
Operating FFO Per Share(2)	$0.70	$0.75	$0.79 – $0.81	$0.85	$0.90	75%	$0.95	200%
Executive Performance(3)	Threshold	—	Target	—	Maximum	25%	Maximum(3)	200%
(1)
Subject to linear interpolation for amounts between levels using, if applicable, the bottom of the target range for linear interpolation below target and the top of the target range for linear interpolation above target.

(2)	Represents Operating FFO per diluted share for 2021 as publicly reported.
(3)
Represents the performance of each named executive officer relative to pre-established performance objectives for the Trust that were selected to incentivize both short-term and long-term goals. The Compensation Committee evaluated the performance of the named executive officers individually and as a group against these goals and determined that all of the named executive officers achieved maximum performance based on the transformational achievements of the Trust relative to each goal. The Trust’s operational, financial and other achievements for 2021 on which these determinations were based are described in more detail above in “—Executive Summary—Key Highlights.”

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The table below sets forth the target annual cash bonuses for 2021 and the annual cash bonuses actually earned in 2021 by each of the Trust’s named executive officers under the 2021 STIP:
Name	2021 Base Salary ($)	2021 Target Bonus Percentage of Base Salary	Target Annual Cash Bonus 2021 ($)	Earned Annual Cash Bonus 2021 ($)
Brian L. Harper	775,000	125%	968,750	1,937,500
Michael P. Fitzmaurice	475,000	80%	380,000	760,000
Timothy Collier	412,000	65%	309,000	618,000
Heather R. Ohlberg	400,000	65%	260,000	520,000
Raymond J. Merk	275,000	50%	137,500	275,000
Discretionary Special Bonus. In addition to bonuses under the 2021 STIP, special bonuses may be awarded at the discretion of the Compensation Committee. In March 2021, the Compensation Committee awarded a discretionary one-time bonus of $100,000 to Ms. Ohlberg in recognition of the Trust’s completion of a new joint venture. The Compensation Committee awarded the bonus to Ms. Ohlberg in light of the strategic importance of the joint venture and Ms. Ohlberg’s central role in its execution.
Performance-Based Restricted Share Units (“PSU”)
We have granted annual performance-based restricted share units to our named executive officers with performance criteria relating to the percentile rank of our relative total shareholder return, or TSR, during the performance period compared to peer companies. During 2020, we also made one-time grants of performance-based restricted share units to our named executive officers with performance criteria relating to the increase in our share price.
The table below provides a summary of the status of the earning of these performance-based restricted share units, as well as outstanding performance-based restricted share units granted in 2018 as inducement awards, based on our performance through December 31, 2021:
Status at December 31, 2021
Awards	Performance Period	Performance Criteria	Percentile Rank	Projected / Actual Earned
2018 PSU (Annual)	Jan. 2018 - Dec. 2024 (1)	Earned based on relative TSR during the performance period as set forth below: - Below 33rd percentile: 0% earned - 33rd - 50th percentile: 50%-100% earned - 50th - 90th percentile: 100%-200% earned	41st	76% - Projected
2018 PSU (Inducement)	Grant dates in 2018 - Dec. 2024 (1)		58th	121% - Projected
2019 PSU	Jan. 2019 - Dec. 2021		20th	0% - Projected
2020 PSU	Jan. 2020 – Dec. 2022		29th	0% - Earned
2021 PSU	Jan. 2021 – Dec. 2023		71st	154% - Projected
2020 Absolute PSU	Oct. 2020 – Dec. 2024
Earned based on absolute share price increases during the performance period as set forth below:(2)

- >25% (but < than 50%): 50% earned
- >50% (but < than 75%): 100% earned
- >75% (but < than 100%): 150% earned
- 100% (or more): 200% earned
			N/A	200%(3)
(1)	The end date of the performance period for these awards was extended from December 31, 2020 to December 31, 2024.
(2)
Each hurdle will be deemed to be achieved if, during any consecutive twenty-day trading period during the performance period, the average closing price of the Trust’s common shares of beneficial interest exceeds such hurdle.

(3)
During 2021, the highest average closing price of the Trust’s common shares of beneficial interest for a twenty-day trading period represented an increase in the Trust’s share price of greater than 100% from the consecutive twenty-day trading period ending on the grant date for the awards. As a result the absolute share price awards will be earned at maximum (200%).

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The following table sets forth the number of these performance-based restricted share units each of our named executive officers held, at target, as of December 31, 2021:
Name	2018 PSUs (Annual) (at target)	2018 PSUs (Inducement) (at target)	2019 PSUs (Annual) (at target)	2020 PSUs (Annual) (at target)	2021 PSUs (Annual) (at target)	Absolute Share Price Awards (at target)
Brian L. Harper	—	371,966	99,586	95,493	143,541	275,000
Michael P. Fitzmaurice	—	25,571	24,896	27,215	34,091	40,000
Timothy Collier	—	17,189	18,672	17,704	27,598	25,000
Heather R. Ohlberg	—	—	5,041	11,077	19,139	7,500
Raymond J. Merk	4,731	—	8,013	7,878	9,868	9,000
2021 COMPENSATION DETERMINATIONS — DISCUSSION
Base Salary
In 2021, as set forth in the table below, there were no changes to the annual base salaries of our named executives officers approved by the Compensation Committee. For Messrs. Harper and Fitzmaurice, the amount of annual base salary equaled the minimum amounts provided in each executive’s employment agreement. For Messrs. Collier and Merk and Ms. Ohlberg, the amount of annual base salary reflected increases above the minimum amounts provided in each executive’s offer letter, which were approved in 2020 to align the base salary compensation paid by the Trust with competitive market rates paid to similar executives at peer companies.
Name	2020 Annual Base Salary ($)(1)	2021 Annual Base Salary ($)	Percentage Increase
Brian L. Harper	775,000	775,000	—
Michael P. Fitzmaurice	475,000	475,000	—
Timothy Collier	412,000	412,000	—
Heather R. Ohlberg	400,000	400,000	—
Raymond J. Merk	275,000	275,000	—
(1)
2020 Annual Base Salary amounts do not reflect the impact of the Trust’s 2020 salary reduction and exchange program, pursuant to which each executive had his or her annual base salary reduced by an aggregate of between 10% and 40%. As a result of the Trust’s 2020 salary reduction and exchange program, each executive received the following actual amounts in cash, as well as, if applicable, the following numbers of shares, which vested on January 2, 2021: Mr. Harper—$581,058 and 17,473 shares; Mr. Fitzmaurice—$415,529 and 5,361 shares; Mr. Collier—$360,454 and 4,644 shares; Ms. Ohlberg—$349,500 and 4,591 shares; and Mr. Merk—$257,548 and no shares.

Annual Cash Bonus
2021 STIP. Pursuant to the 2021 STIP, all of our named executive officers received bonuses calculated by reference to the performance goals established for the 2021 STIP, and, as a result, were eligible to earn bonuses either at, above or below pre-established target bonus amounts based on the Trust’s achievement of the 2021 STIP goals. The criteria selected as performance goals for the 2021 STIP were selected because they were expected to be key shareholder value drivers of the Trust. The following outlines the reasons why the Compensation Committee selected such criteria for consideration in connection within the 2021 STIP:
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Operating FFO per share. Funds from operations (“FFO”) is a widely-used non-GAAP measure of financial performance for REITs to assist investors and analysts in comparing results of real estate companies because it excludes the effect of real estate depreciation and amortization and net gain on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Operating funds from operations (“Operating FFO”) is an alternative measure of financial performance used by us because it adjusts FFO for certain items that we believe enhance the comparability of our Operating FFO from period to period. Further details regarding the calculation of Operating FFO may be obtained from the detailed reconciliations included in our quarterly earnings releases posted on our website.

•
Executive Performance. Using executive performance as a metric allows compensation to align with the interests of the Trust’s shareholders while motivating the executive management to strategically execute the Trust’s business plan and create long-term value. The specific goals related to the following categories of executive performance:

○	Execution of critical leasing deals throughout the portfolio;
○	Advancement of ESG objectives at both the corporate and asset level;
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○	Hiring best in class personnel.
○	Growth through acquisitions;
○	Balance sheet management;
○	Elevation of digital data advancement; and
○	Promotion of innovative business practices.
The principal achievements of the Trust that the Compensation Committee considered in relation to the executive performance goals are discussed above in “—Executive Summary—Key Highlights.”
The Compensation Committee established target bonus amounts as a percentage of annual base salary for each of our named executive officers under the 2021 STIP, with no changes from the percentages of annual base salary that were used in 2020, except for Mr. Merk whose target bonus percentage increased from 40% of his base salary to 50% of his base salary. Target bonus amounts for Messrs. Harper and Collier equaled the minimum amounts provided for in the employment agreements and offer letters with these executives, while target bonus amounts for Messrs. Fitzmaurice and Merk and Ms. Ohlberg were 5% higher, 10% higher and 15% higher, respectively, than the amounts provided for in each executive’s respective employment agreement or offer letter.
Under the 2021 STIP, the Compensation Committee had also established bonus payout levels for each named executive officer at threshold (50% of target incentive), target (100% of target incentive) or maximum (200% of target incentive) for certain objective and subjective goals, with a linear increase between such levels for the objective goals, but not the subjective goals. The 2021 STIP goals, the relative weight given to each goal, the specific hurdles and the target and actual bonus amounts are set forth above under “—2021 Results and Earned Compensation.”
Long-Term Incentive Compensation
Annual Grants. In February 2021, the Compensation Committee approved long-term incentive compensation awards to the named executive officers in the amounts set forth below:
Name	Long-Term Incentive Plan Award ($)	Target Restricted Share Units (Performance- Based) (#)	Restricted Shares (Service-Based) (#)
Brian L. Harper	3,000,000	143,541	143,541
Michael P. Fitzmaurice	712,500	34,091	34,091
Timothy Collier	576,800	27,598	27,598
Heather R. Ohlberg	400,000	19,139	19,139
Raymond J. Merk	206,250	9,868	9,868
For 2021, the Compensation Committee increased the target amount of the long-term incentive compensation awards made to Mr. Harper to the contractual minimum amount set forth in the employment agreement he entered into with the Trust in 2020. The target amount of the long-term incentive compensation awards made to Mr. Collier and Ms. Ohlberg also increased by approximately 24.4% and 38.0%, respectively, based on a review of competitive market data and a desire to increase the alignment of each such named executive officer with the long-term success of the Trust.
The long-term incentive awards consisted one-half of grants of service-based restricted shares and one-half of performance-based restricted share units based on the amounts that could be earned based on target performance.
The service-based restricted shares vest in three equal installments on the anniversaries of the date of grant, subject to continued employment. For these and future grants under the Amended and Restated 2019 Omnibus Long-Term Incentive Plan, the Trust will retain all dividends that otherwise would have been paid on unvested restricted shares and those amounts will only be paid if and when the shares vest.
The performance-based restricted share units may be earned based on the percentile rank of our relative total shareholder return over the three-year period from January 1, 2021 to December 31, 2023 compared to 17 peer companies, as set forth in the following table, with a linear increase in payout between the performance levels up to a maximum of 200%.
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Performance Level	Comparative Total Shareholder Return	Percentage of Target Number of Shares
Threshold	33rd	50%
Target	50th	100%
Maximum	90th	200%
None of the restricted share units will be earned if our TSR is below the 33rd percentile.
The seventeen peer companies utilized for purposes of these performance-based restricted share units are the following publicly traded shopping center REITs, which were selected based on the Compensation Committee’s view that such REITs were the Trust’s primary competitors for shareholder investment: Acadia Realty Trust, Agree Realty Corporation, Brixmor Property Group Inc., Cedar Realty Trust, Inc., Federal Realty Investment Trust, Kimco Realty Corporation, Kite Realty Group Trust, Regency Centers Corporation, Retail Opportunity Investments Corp., Retail Properties of America, Inc., Saul Centers, Inc., Seritage Growth Properties, SITE Centers Corp., Urban Edge Properties, Urstadt Biddle Properties Inc., Washington Prime Group, Inc., and Weingarten Realty Investments.
The performance-based restricted share units are also subject to service-based vesting, based on continued employment through February 11, 2024.
Upon satisfaction of the specified performance measures and service-based vesting, any performance-based restricted share units earned will be settled in the form of unrestricted shares. On the settlement date, the Trust will pay, in cash, an amount equal to the aggregate dividends that would have been paid with respect to the earned shares if such shares had been outstanding for the period from the grant date of the performance-based restricted share units to the settlement date.
EXECUTIVE COMPENSATION AND RELATED POLICIES AND CONSIDERATIONS
Severance Arrangements
The Trust has employment agreements with Messrs. Harper and Fitzmaurice and offer letters with Messrs. Collier and Merk and Ms. Ohlberg that provide for specified severance benefits, including termination upon a change in control. The Trust also has a Change in Control Policy applicable to executive officers of the Trust, which applies to Messrs. Collier and Merk and Ms. Ohlberg. In addition, our performance-based restricted share units provide for acceleration of vesting and/or earning in connection with a change in control or termination of employment in certain circumstances. See “—Employment Agreements and Severance and Change in Control Arrangements” below for a summary of these arrangements.
We believe that providing predetermined severance benefits for all of our executives in the event they are terminated without cause or terminate their employment for good reason following a change in control helps to further align the interests of our executives and our shareholders in the event of a potentially attractive proposed change in control transaction following which one or more of our executives may be expected to be terminated. We also believe that providing predetermined severance benefits for our executives in the event they are terminated without cause encourages these executives to engage in appropriate risk-taking activities and, because the severance level is determined up front, makes it easier for us to terminate these executives without the need for protracted negotiations over severance. Additionally, many of our competitors have severance and change in control arrangements with named executive officers and having such arrangements are critical for the attraction and retention of talented, well qualified executives.
Share Ownership Guidelines
The Trust’s share ownership guidelines for executive officers require our executive officers to hold directly a number of shares (including unvested restricted shares) having a market value equal to a multiple of their then current base salary; the Chief Executive Officer's multiple is six and all other executive officers’ multiple is five. The Committee reviews the minimum equity holding level and other market trends and practices on a periodic basis. The Committee has confirmed that all executive officers currently satisfy the guidelines or are within the time period to become compliant.
Clawback Policy
The Trust has a clawback policy that allows the Trust to recoup cash and equity incentive compensation paid to, earned by or granted to our executive officers during the three-year period preceding either a restatement of the Trust’s financial statements or the determination by the Compensation Committee that a material miscalculation of a performance metric occurred that resulted from fraud or any other intentional misconduct by any of our executive officers. In such circumstances, the Trust may recoup the amount of cash and equity incentive compensation that was paid, earned or granted as a result of either the incorrectly reported
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financial results of the Trust that were the subject of the restatement or the material miscalculation that would not have been paid, earned or granted, as applicable, if determined based on correctly reported financial results or the correct calculation of the performance metric. Our clawback policy applies to all cash and equity performance-based incentive compensation with a performance period beginning on or after January 1, 2020.
Prohibition on Hedging and Pledging
The Trust has adopted an anti-hedging and pledging policy that prohibits its trustees and executive officers from (1) purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of the shares or other equity securities, and (2) pledging, hypothecating or otherwise encumbering shares or other equity securities as collateral for indebtedness, including holding such shares in a margin account. The Trust does not have any practices or policies regarding the ability of any other employees to purchase financial instruments or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Trust’s equity securities.
Timing and Pricing of Share-Based Grants
The Trust does not coordinate the timing of share-based grants with the release of material non-public information. Annual equity grants for executive officers and other employees are generally made at the first Committee meeting each year with a grant date as of such approval or shortly thereafter. Further, awards that are subject to performance measures are generally granted at the first Committee meeting of the year following satisfaction of such performance measures. The Committee generally establishes dates for regularly scheduled meetings at least a year in advance.
Trading Limitations
In addition to the restrictions set forth in SEC regulations, the Trust has an insider trading policy, which among other things, prohibits Trustees, executive officers and other employees from engaging in short sales, trading in options or participating in any other speculative investments relating to the Trust’s shares.
Change in Control Payments
Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) disallows a company’s tax deduction for “excess parachute payments,” generally defined as payments to specified persons that are contingent upon a change in control in an amount equal to or greater than three times the person’s base amount (the five-year average of Form W-2 compensation). Additionally, Section 4999 of the Code imposes a 20% excise tax on any person who receives such excess parachute payments.
The Trust’s share-based plans entitle participants to payments in connection with a change in control that may result in excess parachute payments. Further, the employment agreements of Messrs. Harper and Fitzmaurice, the offer letters of Messrs. Collier and Merk, as well as the Change in Control Policy for the benefit of executive officers, entitle our named executive officers to payments upon termination of employment following a change in control that may constitute excess parachute payments. In the event that any payment or benefit constitutes an excess parachute payment under Section 280G of the Code subject to an excise tax, the executive will not be entitled to a tax gross-up payment; however, the executive’s payments and benefits would be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to the executive.
39

COMPENSATION PHILOSOPHY AND BENCHMARKING
The Trust’s compensation program for named executive officers is designed to:
•	establish and reinforce the Trust’s pay-for-performance philosophy;
•	motivate and reward the achievement of specific annual and long-term financial and strategic goals of the Trust;
•	link actual compensation earned to the relative performance of the Trust’s total shareholder return as compared against the peer companies;
•	attract, retain and motivate key executives critical to the Trust’s operations and strategies; and
•	be competitive relative to peer companies.
The Compensation Committee recognizes that a compensation program must be flexible to address all of its objectives.
The Compensation Committee engaged Meridian Compensation Partners LLC (“Meridian”), a nationally recognized third-party compensation consulting firm, to assist the Compensation Committee in determining our executive compensation for 2021. Among other things, Meridian provided the Compensation Committee with competitive market data from a peer group developed by the Compensation Committee with the assistance of our Chief Executive Officer and Meridian. Our peer group, along with other market data, used for benchmarking our executive compensation program for fiscal year 2021 was the same as our peer group for 2020. Our 2021 peer group, which represented companies with similar businesses and annual revenues and market capitalization comparable to ours, included the following companies:

Acadia Realty Trust	Saul Centers, Inc.
Agree Realty Corporation	Seritage Growth Properties
Cedar Realty Trust, Inc.	Urban Edge Properties
Kite Realty Group Trust(1)	Urstadt Biddle Properties, Inc.
Retail Opportunity Investments Corp.	Washington Prime Group Inc.
Retail Properties of America, Inc.(1)	Weingarten Realty Investors(2)

(1)	Kite Realty Group Trust and Retail Properties of America, Inc. merged in October 2021, with Kite Realty Group Trust continuing as the surviving public company.
(2)	Kimco Realty Corporation and Weingarten Realty Investors merged in August 2021, with Kimco Realty Corporation continuing as the surviving public company.
The 2021 peer group data presented to the Compensation Committee included information regarding base salary, annual cash bonus, total annual compensation and long-term incentive compensation. For each of these categories, Meridian presented information comparing our compensation to the compensation paid by these companies at the 25th, 50th and 75th percentiles for comparable positions. For purposes of 2021 compensation, the Compensation Committee used this peer group data to gain a greater understanding of market practices in connection with establishing base salaries, target annual cash bonus amounts and target values for annual long-term incentive compensation, all of which were established in early 2021. The Compensation Committee did not target a single percentile or range of percentiles to be used consistently for all of our executives, but rather used this information in connection with a number of factors, including, among others, the individual experience and skills of, and expected contributions from, our executives, the difficulty that we would have in replacing each of our executives and current economic conditions.
40

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis (CD&A) in this proxy statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in the Trust’s annual report on Form 10-K for the year ended December 31, 2021 and the proxy statement for the 2022 annual meeting of shareholders.
The Compensation Committee

Arthur Goldberg (Chair)
Richard L. Federico
Laurie M. Shahon
Andrea M. Weiss
41

COMPENSATION RISKS
We reviewed our compensation policies and practices for employees to determine whether they encourage unnecessary or excessive risk-taking. Due to the greater emphasis placed on incentive compensation at higher levels of our organization, and the fact that these individuals are more likely to make decisions that impact corporate performance and could have a material adverse effect on us, the review focused primarily on our executive compensation policies and practices. Based on this review, we concluded that risks arising from our policies and practices for compensating employees are not reasonably likely to have a material adverse effect on us. Our conclusion was based primarily on the following findings:
•	vesting schedules for restricted shares and restricted share units cause management to have a significant amount of unvested awards at any given time;
•	our executive compensation program has a significant focus on long-term equity compensation;
•
the goals for our long-term incentive compensation program are based on overlapping three-year periods and relative TSR performance, reducing the impact of short-term volatility and aligning management with our long-term success;

•	incentive compensation opportunities are capped and therefore do not incentivize employees to maximize short-term performance at the expense of long-term performance;
•
we have a clawback policy that will allow us to recoup incentive compensation in the event of a restatement or material miscalculation that resulted from fraud or any other intentional misconduct by one of our executive officers;

•	our compensation levels and opportunities are in keeping with appropriate competitive practice; and
•	our executives and trustees are expected to maintain an ownership interest in our Trust, which aligns their interests with those of shareholders.
42

EXECUTIVE AND TRUSTEE COMPENSATION PROCESS
The Compensation Committee typically meets several times each year in connection with the consideration and determination of executive compensation. As the timing of many compensation decisions follows a predictable annual schedule, regular meetings and general agenda topics are scheduled well in advance by the Compensation Committee. Special meetings are scheduled as needed by the Compensation Committee, and specific meeting agendas are prepared at the direction of the chair of the Compensation Committee and our Chief Executive Officer. In certain circumstances, the Compensation Committee may also take actions by written consent to address compensation matters that have been previously discussed and/or are summarized by our Chief Executive Officer, a consultant engaged by the Compensation Committee or other advisor to the Trust or the Compensation Committee.
The Compensation Committee of our Board has the authority to determine all compensation payable to our executive officers. In 2018, the Compensation Committee engaged Meridian to conduct a competitive review of our executive compensation program, including a written report providing competitive analysis of compensation levels for our executives and Meridian’s recommendations with respect to the mix of our executive compensation and the structure of our cash and equity incentive programs, which the Compensation Committee utilized in connection with negotiating employment arrangements with Messrs. Harper, Fitzmaurice and Collier during 2018. This report was subsequently used as the basis for structuring 2021 compensation, which was substantially consistent with 2020 compensation as initially structured, prior to adjustments made during the course of 2020 in response to the COVID-19 pandemic. The Compensation Committee and the chair of the Compensation Committee consulted with Meridian during early 2021 in connection with the finalization of 2021 compensation decisions regarding base salaries and the target amounts for, and the structure of, our cash and equity incentive programs for 2021. For 2021, each executive’s target annual cash bonus was linked in a formulaic manner to the achievement of specific, objectively measurable goals and certain subjective short-term and long-term goals that were communicated to each executive in February 2021.
For 2021, the Compensation Committee considered the recommendations of the Chief Executive Officer regarding the design and implementation of the executive compensation program because he has significant involvement in, and knowledge of, the Trust’s business goals, strategies and performance, the overall effectiveness of the executive officers and each person’s individual contribution to the Trust’s performance. For each named executive officer, the Compensation Committee was provided a compensation recommendation as well as information regarding historical earned compensation, the individual’s experience, current performance, potential for advancement and other subjective factors. The Compensation Committee ultimately made all determinations regarding compensation payable to our executive officers.
For 2021, based on a comprehensive review of trustee compensation in 2019, the Compensation Committee declined to make any changes to base trustee compensation and approved no one-time payments in connection with service to the board or any committee. In October 2021, the Compensation Committee engaged Meridian to revisit the overall structure of the Trust’s non-employee trustee compensation and to conduct an extensive review. Following this review, in consultation with Meridian, the Compensation Committee approved changes that will be effective in 2022 to better align our trustee compensation with market practice and to ensure the attraction and retention of qualified trustees.
In compliance with the SEC and the NYSE requirements regarding independent of compensation consultants, Meridian provided the Compensation Committee with a letter addressing each of the six independence factors. Their responses affirm the independence of Meridian and the partners, consultants and employees who service the Compensation Committee on executive compensation matters.
43

NAMED EXECUTIVE OFFICER COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
The table below sets forth information regarding the total compensation paid to or earned by the named executive officers in 2021, 2020 and 2019.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Brian L. Harper	2021	789,904	—	3,531,108	1,937,500	3,200	6,261,712
President and CEO	2020	678,029	823,438	6,544,214	—	3,200	8,048,881
	2019	750,000	350,000	1,772,631	1,618,125	3,000	4,493,756
Michael P. Fitzmaurice	2021	484,135	—	838,639	760,000	3,200	2,085,974
Executive VP and CFO	2020	445,265	323,000	1,501,894	—	3,200	2,273,359
	2019	450,000	—	443,149	582,525	3,000	1,478,674
Timothy Collier	2021	419,923	—	678,911	618,000	3,200	1,720,034
Executive VP-Leasing	2020	386,227	227,630	646,711	—	3,200	1,263,768
	2019	400,000	—	332,362	448,760	3,000	1,184,122
Heather R. Ohlberg	2021	407,692	100,000	470,820	520,000	3,200	1,501,712
Executive VP, General Counsel and Secretary	2020	374,750	221,000	327,530	—	3,200	926,480
	—	—	—	—	—	—	—
Raymond J. Merk	2021	280,288	—	242,753	275,000	7,434	805,475
Senior VP and Chief Accounting Officer	2020	257,548	93,500	267,386	—	50,579	669,013
	2019	257,500	—	142,631	177,778	35,416	613,325
(1)
For 2020, the amounts reported reflect the base salaries approved for our named executive officers in February 2020, less amounts voluntarily forgone for no value but including amounts forgone in exchange for restricted shares pursuant to our salary reduction and exchange program, and, as a result, do not reflect the amounts actually paid to Messrs. Harper, Fitzmaurice and Collier and Ms. Ohlberg. The actual amounts of base salary paid to these named executives in cash during 2020 were as follows: Mr. Harper—$581,058; Mr. Fitzmaurice—$415,529; Mr. Collier—$360,454; and Ms. Ohlberg—$349,500. For 2021, the amounts reported reflect the base salaries approved for our named executive officers in February 2021, plus the cash value of excess accrued vacation time paid to each named executive officer during 2021 as follows: Mr. Harper—$14,904; Mr. Fitzmaurice—$9,135; Mr. Collier—$7,923; Ms. Ohlberg—$7,692; and Mr. Merk—$5,288.

(2)
The amounts reported reflect the grant date fair value (excluding the effect of estimated forfeitures). The awards in the Stock Awards column for 2021, 2020 and 2019 relate to service-based restricted shares and performance-based restricted share units granted in 2021, 2020 and 2019, respectively, but do not include the restricted shares our named executive officers received in exchange for base salary in 2020 pursuant to our salary reduction and exchange program, which are included in the Salary column. The amounts reported reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value of each share of service-based restricted shares granted is calculated as the closing price of the shares as of the grant date. The grant date fair value of the performance-based restricted share units are based on the probable outcome of the performance conditions on the grant date for financial statement reporting purposes under FASB ASC Topic 718 and consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated or actual forfeitures.

The valuations of the annual performance-based restricted share units granted in 2021 based on relative TSR assume a risk free interest rate of 0.2% and Share price volatility level of 57.1%. Assuming that maximum performance is achieved under these performance-based restricted share units granted in 2021, the value at the grant date of these relative performance-based restricted share units would have been as follows: Mr. Harper—$3,000,007; Mr. Fitzmaurice—$712,502; Mr. Collier—$576,798; Ms. Ohlberg—$400,005; and Mr. Merk—$206,241. The grant date fair value of awards granted to our named executive officers in 2021 is reflected in the “Grants of Plan-Based Awards in 2021” table.

(3)	For 2021, the following named executive officers received payments and/or benefits included under “All Other Compensation”:
a.	Mr. Harper—$3,000 in 401(k) plan company match and $200 gift card;
b.	Mr. Fitzmaurice—$3,000 in 401(k) plan company match and $200 gift card;
c.	Mr. Collier—$3,000 in 401(k) plan company match and $200 gift card;
d.	Ms. Ohlberg—$3,000 in 401(k) plan company match and $200 gift card; and
e.
Mr. Merk—$4,234 for rental storage space, which amount includes $1,285 for the tax gross up paid in connection with this reimbursement pursuant to Mr. Merk's offer letter, $3,000 in 401(k) plan company match and $200 gift card.

44

GRANTS OF PLAN-BASED AWARDS IN 2021
The following table provides information about plan-based awards granted to the named executive officers in 2021.
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brian L. Harper	02/11/21	—	—	—	71,771	143,541	287,082	—	2,031,105
	02/11/21	—	—	—	—	—	—	143,541	1,500,003
	—	484,375	968,750	1,937,500	—	—	—	—	—
Michael P. Fitzmaurice	02/11/21	—	—	—	17,046	34,091	68,182	—	482,388
	02/11/21	—	—	—	—	—	—	34,091	356,251
	—	190,000	380,000	760,000	—	—	—	—	—
Timothy Collier	02/11/21	—	—	—	13,799	27,598	55,196	—	390,512
	02/11/21	—	—	—	—	—	—	27,598	288,399
	—	154,500	309,000	618,000	—	—	—	—	—
Heather R. Ohlberg	02/11/21	—	—	—	9,570	19,139	38,278	—	270,817
	02/11/21	—	—	—	—	—	—	19,139	200,003
	—	130,000	260,000	520,000	—	—	—	—	—
Raymond J. Merk	02/11/21	—	—	—	4,934	9,868	19,736	—	139,632
	02/11/21	—	—	—	—	—	—	9,868	103,121
	—	68,750	137,500	275,000	—	—	—	—
(1)
Represents cash payouts that were possible pursuant to the 2021 STIP. See “Compensation Discussion and Analysis—2021 Compensation Determinations-Discussion—Annual Cash Bonus—2021 STIP” for a description of these awards.

(2)
All awards in this column relate to shares of performance-based restricted shares under our Amended and Restated 2019 Omnibus Long-Term Incentive Plan (the “2019 Plan”). See “Compensation Discussion and Analysis—2021 Compensation Determinations-Discussion—Long-Term Incentive Compensation” for a description of these amendments and awards.

(3)	All awards in this column relate to shares of service-based restricted shares under the 2019 Plan.
(4)
The amounts reported reflect the fair value computed in accordance with FASB ASC Topic 718 for the service-based restricted shares and performance-based restricted share units awarded in 2021 under the 2019 Plan.

Narrative Discussion of Summary Compensation and Grants of Plan-Based Awards Tables
Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the 2021 Grants of Plan-Based Awards Table was paid or awarded, are described above under “— Compensation Discussion and Analysis.”
In 2021, we granted restricted share awards and performance-based restricted share units to each of our named executive officers under the 2019 Plan, as described in the Grants of Plan-Based Awards in 2021 table. The vesting of each award is subject to acceleration in connection with certain termination triggering events as described below under “—Employment Agreements and Severance and Change in Control Arrangements—Long-Term Incentive Plan Awards.”
For service-based awards made in 2021 under the 2019 Plan, we will retain all dividends that otherwise would have been paid on unvested restricted shares and those amounts will only be paid if and when the shares vest. With respect to the annual performance-based restricted share units, holders are entitled to the accumulated value of dividends during the performance period. Once the performance-period for such annual performance-based restricted share units ends, earned performance-based restricted share units will be settled in an equal number of shares. On the settlement date, the Trust will pay, in cash, an amount equal to the aggregate dividends that would have been paid with respect to the earned shares if such shares had been outstanding for the period from the grant date of the performance-based restricted share units to the settlement date.
The terms of the employment agreements, offer letters and other agreements that we have entered into with our named executive officers are described below under “—Employment Agreements and Severance and Change in Control Arrangements.”
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OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2021
The following table provides information on the holdings of equity awards by the named executive officers as of December 31, 2021.
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Brian L. Harper	1,005,603	13,454,968	1,128,554	15,100,053
Michael P. Fitzmaurice	212,266	2,840,119	145,380	1,945,184
Timothy Collier	95,623	1,279,436	107,762	1,441,856
Heather R. Ohlberg	43,203	578,056	46,337	619,989
Raymond J. Merk	38,492	515,023	32,413	433,686
(1)	Includes the following:
Name	2020 Extension Awards	2021 Awards(c)	2020 Awards(d)	2019 Awards(e)	2018 Awards(f)	2017 Awards(g)	2020 Absolute Share Price Awards(h)
Brian L. Harper	215,208(a)	143,541	63,662	33,192	—	—	550,000
Michael P. Fitzmaurice	71,736(b)	34,091	18,142	8,297	—	—	80,000
Timothy Collier	—	27,598	11,802	6,223	—	—	50,000
Heather R. Ohlberg	—	19,139	7,384	1,680	—	—	15,000
Raymond J. Merk	—	9,868	5,252	2,670	1,892	810	18,000
(a)	Represents restricted shares granted as an extension award in connection with Mr. Harper’s employment agreement, which will vest on June 30, 2025, subject to continued employment through such date.
(b)
Represents restricted shares granted as an extension award in connection with Mr. Fitzmaurice’s employment agreement, which will vest on June 30, 2024, subject to continued employment through such date.

(c)	Represents unvested restricted share awards granted for 2021, with one-third scheduled to vest on each of February 11, 2022, 2023 and 2024, subject to continued employment through such dates.
(d)
Represents unvested restricted share awards granted for 2020, with one-third having vested on March 1, 2021 and one-third scheduled to vest on each of March 1, 2022 and 2023, subject to continued employment through such dates.

(e)
Represents unvested restricted share awards granted for 2019, with one-third having vested on each of March 1, 2020 and 2021 and one-third scheduled to vest on March 1, 2022, subject to continued employment through such date.

(f)
Represents unvested restricted share unit awards granted for 2018, with one-fifth having vested on each of March 1, 2019, 2020 and 2021 and one-fifth scheduled to vest on each of March 1, 2022 and 2023, subject to continued employment through such dates.

(g)
Represents unvested restricted share unit awards granted for 2017, with one-fifth having vested on each of March 20, 2018, 2019, 2020 and 2021 and one-fifth scheduled to vest on March 20, 2022, subject to continued employment through such date.

(h)
Represents unvested performance-based restricted share units granted in 2020. Based on increases in the Trust’s absolute share price during the performance period, subject only to the Compensation Committee’s final determination of the Trust’s performance following the conclusion of the performance period, the restricted share units cannot be earned at less than the maximum performance level. Earned restricted share units will be settled in restricted shares that will vest on December 31, 2024, subject to continued employment through such date.

(2)	Based upon the $13.38 closing price of the Trust’s shares on the NYSE on December 31, 2021, the last business day of the fiscal year.
(3)
Reflects performance-based restricted share units that were outstanding and for which the performance period had not ended as of December 31, 2021. The number of these performance-based units that were outstanding as of December 31, 2021, which equals the target amount that could be earned, is set forth in the table below. In accordance with SEC rules, the number of units set forth in the table above includes the threshold, target or maximum amount, as applicable, of the performance-based restricted share units that may be earned based on the Trust’s performance during the applicable performance period as of December 31, 2021.

46

Name	2021 Performance- Based Awards(a)	2020 Performance- Based Awards(b)	2019 Performance- Based Awards(c)	2018 Performance- Based Inducement Awards	2018 Performance- Based Restricted Share Unit Awards(g)
Brian L. Harper	143,541	95,493	99,586	371,966(d)	—
Michael P. Fitzmaurice	34,091	27,215	24,896	25,571(e)	—
Timothy Collier	27,598	17,704	18,672	17,189(f)	—
Heather R. Ohlberg	19,139	11,077	5,041	—	—
Raymond J. Merk	9,868	7,878	8,013	—	4,731
(a)
Represents performance-based restricted share units granted in 2021. Each award provides the opportunity to earn and receive shares equal to between 50% and 200% of the number of restricted share units subject to the award after the end of the three-year performance period from January 1, 2021 through December 31, 2023, based on total shareholder return compared to a group of peer companies. Earned restricted share units will be settled in restricted shares that will vest on February 11, 2024, subject to continued employment. Assuming our relative performance for the three-year performance period continues to be the same as we experienced from the beginning of the performance period through December 31, 2021, the restricted share units would have been earned at a level between target and maximum performance.

(b)
Represents performance-based restricted share units granted in 2020. Each award provides the opportunity to earn and receive shares equal to between 50% and 200% of the number of restricted share units subject to the award after the end of the three-year performance period from January 1, 2020 through December 31, 2022, based on total shareholder return compared to a group of peer companies. Earned restricted share units will be settled in restricted shares that will vest on March 1, 2023, subject to continued employment. Assuming our relative performance for the three-year performance period continues to be the same as we experienced from the beginning of the performance period through December 31, 2021, none of the restricted share units would have been earned.

(c)
Represents performance-based restricted share units granted in 2019. Each award provided the opportunity to earn and receive shares equal to between 50% and 200% of the number of restricted share units subject to the award after the end of the three-year performance period from January 1, 2019 through December 31, 2021, based on total shareholder return compared to a group of peer companies. Based on our relative performance for the three-year performance period through December 31, 2021, the number of restricted share units that would have been earned at threshold performance is shown in the table above, though none of the restricted share units were ultimately earned. All of the restricted share units were forfeited upon the Compensation Committee’s determination of the Trust’s performance in February 2022.

(d)
Represents performance-based restricted share units granted in 2018. The award provides the opportunity to earn and receive shares equal to between 50% and 200% of the number of restricted share units subject to the award after the end of the performance period from June 15, 2018 through December 31, 2024, based on total shareholder return compared to a group of peer companies. Earned restricted share units will be settled in restricted shares that will vest on December 31, 2024, subject to continued employment. Assuming our relative performance for the multi-year performance period continues to be the same as we experienced from the beginning of the performance period through December 31, 2021, the restricted share units would have been earned at a level between target and maximum performance.

(e)
Represents performance-based restricted share units granted in 2018. The award provides the opportunity to earn and receive shares equal to between 50% and 200% of the number of restricted share units subject to the award after the end of the performance period from June 18, 2018 through December 31, 2024, based on total shareholder return compared to a group of peer companies. Earned restricted share units will be settled in restricted shares that will vest on December 31, 2024, subject to continued employment. Assuming our relative performance for the multi-year performance period continues to be the same as we experienced from the beginning of the performance period through December 31, 2021, the restricted share units would have been earned at a level between target and maximum performance.

(f)
Represents performance-based restricted share units granted in 2018. The award provides the opportunity to earn and receive shares equal to between 50% and 200% of the number of restricted share units subject to the award after the end of the performance period from August 6, 2018 through December 31, 2024, based on total shareholder return compared to a group of peer companies. Earned restricted share units will be settled in restricted shares that will vest on December 31, 2024, subject to continued employment. Assuming our relative performance for the multi-year performance period continues to be the same as we experienced from the beginning of the performance period through December 31, 2021, the restricted share units would have been earned at a level between target and maximum performance.

(g)
Represents performance-based restricted share units granted in 2018. The award provides the opportunity to earn and receive shares equal to between 50% and 200% of the number of restricted share units subject to the award after the end of the three-year performance period from January 1, 2018 through December 31, 2024, based on total shareholder return compared to a group of peer companies. Earned restricted share units will be settled in restricted shares that will vest on December 31, 2024, subject to continued employment. Assuming our relative performance for the multi-year performance period continues to be the same as we experienced from the beginning of the performance period through December 31, 2021, the restricted share units would have been earned at a level between threshold and target performance.

47

OPTION EXERCISES AND STOCK VESTED IN 2021
The following table provides information on restricted share awards held by each named executive officer that vested in 2021. No options were exercised by named executive officers in 2021.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Brian L. Harper	141,221	1,675,562
Michael P. Fitzmaurice	31,253	351,636
Timothy Collier	22,498	247,631
Heather R. Ohlberg	9,964	99,282
Raymond J. Merk	7,052	78,617
(1)	Amounts reflect the market value of the Trust’s shares on the vesting date.
EMPLOYMENT AGREEMENTS AND SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS
The following section describes the employment agreements and offer letters that we have with the named executive officers as well as other severance or change in control agreements, arrangements or policies, including applicable terms of the equity awards, pursuant to which we have agreed to make payments or provide benefits to our named executive officers in connection with a termination of employment or change in control. The Trust, in its discretion, may also decide to provide payments or benefits that are not specifically required pursuant to these agreements, arrangements or policies in connection with any particular termination or change in control.
Brian L. Harper’s Employment Agreement
The Trust entered into an employment agreement with Mr. Harper on June 11, 2020, which superseded the employment agreement the Trust entered into with Mr. Harper in April 2018. The term of Mr. Harper's employment under the employment agreement is through June 30, 2025, and will automatically renew for successive one-year periods unless either party provides written notice of non-renewal. Under the employment agreement, Mr. Harper is entitled to (1) receive an annual base salary of no less than $775,000, which will be reviewed annually, (2) participate in the Trust’s short-term incentive program (i.e., annual cash bonus program), with a target award each year equal to 125% of annual base salary and (3) participate in the Trust’s long-term incentive program, with a target award that is not less than $3,000,000.
The employment agreement also entitled Mr. Harper to receive an extension equity award consisting of restricted shares valued at $1,500,000 based on the closing price of the Trust’s common shares on June 11, 2020, which equity award will vest in full on June 30, 2025. Mr. Harper's employment agreement provides for other benefits, such as paid vacation, and health and insurance benefits, that are generally consistent with both Mr. Harper’s prior employment agreement and with the benefits provided to the Trust's other executive officers.
If Mr. Harper's employment is terminated by the Trust during the term without cause or by Mr. Harper for good reason, subject to the execution and non-revocation of a general release and waiver, Mr. Harper will be entitled to receive the following:
•
an amount equal to 1.5 times (or, if the termination occurs within two years after a change in control, 2.0 times) the sum of Mr. Harper’s annual base salary and annual short-term incentive program award (calculated based on the average award for Mr. Harper's previous two most recently completed bonus years for which bonus determinations have already been communicated or, if the termination occurs within two years after a change in control, the target award amount), each for the calendar year in which the termination occurs and payable in equal monthly installments for a period of 18 months (or, if the termination occurs within two years after a change in control, 24 months) following the date of termination;

•
any earned but not yet paid incentive awards for already completed years or award cycles, payable pursuant to and in accordance with the terms and conditions of such plans and award agreements; provided, that any short-term incentive program payment for a calendar year completed prior to the date of termination will be paid irrespective of whether Mr. Harper is employed by the Trust on the payment date;

•	the pro rata portion of the short-term incentive program award for the year of termination, based on actual performance;
•	continued health benefits for a period of up to 18 months; and
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•
with respect to equity awards held by Mr. Harper, the following treatment: (1) immediate vesting of the extension award granted in connection with Mr. Harper’s new employment agreement and (2) with respect to all other outstanding equity awards, treatment in accordance with the terms set forth in the award agreements evidencing such equity awards.

In the event that a change in control occurs and any payment or benefit constitutes an excess “parachute payment” under Section 280G of the IRC, subject to an excise tax, Mr. Harper will not be entitled to a tax gross-up payment; however, his payments and benefits would be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. Harper. Additionally, in the event that a change in control occurs within 24 months prior to the scheduled expiration of the term, Mr. Harper may extend the term until the date that is 24 months after the change in control to ensure that the severance protections provided by the Harper Agreement apply for the full negotiated period following a change in control.
If Mr. Harper’s employment is terminated during the term because of his death or disability, subject to the execution and non-revocation of a general release and waiver, Mr. Harper, or his estate, will be entitled to the same payments and benefits as he would have received upon a termination by the Trust without cause or by Mr. Harper for good reason, except that (1) the performance-based restricted share units granted as an inducement equity award pursuant to Mr. Harper’s prior agreement will remain outstanding and vest based on actual performance through the end of the performance period and (2) a pro rata portion of the extension award granted in connection with Mr. Harper’s current employment agreement will vest based on the portion of the period from July 1, 2020 through June 30, 2025 that has elapsed.
During employment and thereafter, Mr. Harper is subject to confidentiality and non-disparagement requirements. During employment and for 12 months after the termination of employment, Mr. Harper is subject to non-competition requirements. During employment and for 24 months after the termination of employment, Mr. Harper is subject to non-solicitation requirements.
Michael P. Fitzmaurice’s Employment Agreement
The Trust entered into an employment agreement with Mr. Fitzmaurice on June 11, 2020, which superseded the employment agreement the Trust entered into with Mr. Fitzmaurice in June 2018. The term of Mr. Fitzmaurice's employment under the employment agreement is through June 30, 2024, and will automatically renew for successive one-year periods unless either party provides written notice of non-renewal. Under the employment agreement, Mr. Fitzmaurice is entitled to (1) receive an annual base salary of no less than $475,000, which will be reviewed annually, (2) participate in the Trust’s short-term incentive program (i.e., annual cash bonus program), with a target award each year equal to 80% of annual base salary and (3) participate in the Trust’s long-term incentive program, with a target award that is not less than $712,500.
The employment agreement also entitled Mr. Fitzmaurice to receive an extension equity award consisting of restricted common shares of beneficial interest in the Trust valued at $500,000 based on the closing price of the Trust’s common shares on June 11, 2020, which equity award will vest in full on June 30, 2024 (the “Fitzmaurice Extension Award”). Mr. Fitzmaurice's employment agreement provides for other benefits, such as paid vacation, and health and insurance benefits, that are generally consistent with both Mr. Fitzmaurice’s prior employment agreement and the benefits provided to the Trust's other executive officers.
If Mr. Fitzmaurice's employment is terminated by the Trust during the term without cause or by Mr. Fitzmaurice for good reason, subject to the execution and non-revocation of a general release and waiver, Mr. Fitzmaurice will be entitled to receive the following:
•
an amount equal to 1.0 times (or, if the termination occurs within two years after a change in control, 2.0 times) the sum of Mr. Fitzmaurice’s annual base salary and target annual short-term incentive program award, each for the calendar year in which the termination occurs and payable in equal monthly installments for a period of 12 months (or, if the termination occurs within two years after a change in control, 24 months) following the date of termination;

•
any earned but not yet paid incentive awards for already completed years or award cycles, payable pursuant to and in accordance with the terms and conditions of such plans and award agreements; provided, that any short-term incentive program payment for a calendar year completed prior to the date of termination will be paid irrespective of whether Mr. Fitzmaurice is employed by the Trust on the payment date;

•
the pro rata portion of the short-term incentive program award for the year of termination, based on actual performance (or, if the termination occurs within two years after a change in control, at target);

•	continued health benefits for a period of up to 12 months (or, if the termination occurs within two years after a change in control, 18 months); and
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•
with respect to equity awards held by Mr. Fitzmaurice, the following treatment: (1) immediate vesting of the extension award granted in connection with Mr. Fitzmaurice’s new employment agreement and (2) with respect to all other outstanding equity awards, treatment in accordance with the terms set forth in the award agreements evidencing such equity awards.

In the event that a change in control occurs and any payment or benefit constitutes an excess “parachute payment” under Section 280G of the IRC, subject to an excise tax, Mr. Fitzmaurice will not be entitled to a tax gross-up payment; however, his payments and benefits would be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to Mr. Fitzmaurice. In addition, in the event that a change in control occurs within 24 months prior to the scheduled expiration of the term, Mr. Fitzmaurice may extend the term until the date that is 24 months after the change in control to ensure that the severance protections provided by the Fitzmaurice Agreement apply for the full negotiated period following a change in control.
If Mr. Fitzmaurice’s employment is terminated during the term because of his death or disability, subject to the execution and non-revocation of a general release and waiver, Mr. Fitzmaurice, or his estate, will be entitled to the same payments and benefits as he would have received upon a termination by the Trust without cause or by Mr. Fitzmaurice for good reason, except that a pro rata portion of the extension award granted in connection with Mr. Fitzmaurice’s new employment agreement will vest based on the portion of the period from July 1, 2020 through June 30, 2024 that has elapsed..
During employment and thereafter, Mr. Fitzmaurice is subject to confidentiality and non-disparagement requirements. During employment and for 12 months after the termination of employment, Mr. Fitzmaurice is subject to non-competition requirements. During employment and for 24 months after the termination of employment, Mr. Fitzmaurice is subject to non-solicitation requirements.
Timothy Collier’s Offer Letter
The Trust entered into an offer letter with Mr. Collier on June 25, 2018. Under the offer letter, Mr. Collier is entitled to (1) an annual base salary of $400,000, (2) an annual bonus target equal to 65% of annual base salary, with a maximum equal to 150% of target and (3) participate in the Trust’s long-term incentive program, with a target award equal to $450,000.
The offer letter also entitled Mr. Collier to receive inducement equity awards consisting of (1) restricted shares valued at $225,000 based on the closing price on the day prior to Mr. Collier’s start date, vesting ratably on each of the first three anniversaries of the grant date and (2) performance-based restricted share units, with a number of units at target equal to $225,000 based on the closing price on the day prior to Mr. Collier’s start date, entitling Mr. Collier to earn up to 200% of the target amount based on the Trust’s relative TSR during a performance period from the grant date to December 31, 2020 as compared to peer companies, which performance period has been extended to now conclude on December 31, 2024. Mr. Collier's employment agreement provides for other benefits, such as paid vacation, and health and insurance benefits, generally consistent with those provided to the Trust's executive officers.
Pursuant to the offer letter, if Mr. Collier’s employment is terminated without cause, subject to the execution and non-revocation of a general release and waiver, he will be entitled to receive the following:
•	an amount equal to one times (or, if the termination occurs in connection with a change in control, 1.5 times) the sum of Mr. Collier’s annual base salary and his target bonus;
•	the pro rata portion of his annual bonus for the year of termination, based on actual performance;
•	a lump sum reimbursement for health benefits for one year of coverage; and
•	accelerated vesting in full and payout at target, if the performance period had not already ended, of Mr. Collier’s inducement equity awards.
Heather R. Ohlberg’s Offer Letter
The Trust entered into an offer letter with Ms. Ohlberg on October 5, 2018. Under the offer letter, Ms. Ohlberg is entitled to (1) an annual base salary of $270,000, (2) an annual bonus target equal to 50% of annual base salary and (3) participate in the Trust’s long-term incentive program, with a target award equal to 45% of base compensation.
Pursuant to the offer letter, if Ms. Ohlberg’s employment is terminated without cause, subject to the execution and non-revocation of a general release and waiver, she will be entitled to receive the following:
•	an amount equal to one times the sum of Ms. Ohlberg’s annual base salary, plus a prorated annual bonus based on actual performance for the year of termination following the date of termination; and
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•	a lump sum reimbursement for health benefits for one year of coverage.
Raymond J. Merk’s Offer Letter
The Trust entered into an offer letter with Mr. Merk on July 9, 2019. Under the offer letter, Mr. Merk is entitled to (1) an annual base salary of $250,000, (2) an annual bonus target equal to 40% of annual base salary, (3) participate in the Trust’s long-term incentive program, with a target award equal to $187,500 and (4) monthly housing reimbursement equal to $2,000, with annual increases commensurate with annual rent increases and a tax gross up.
Pursuant to the offer letter, if Mr. Merk’s employment is terminated without cause, subject to the execution and non-revocation of a general release and waiver, he will be entitled to receive the following:
•	an amount equal to one times the sum of Mr. Merk’s annual base salary, plus a prorated annual bonus based on actual performance for the year of termination following the date of termination;
•	a lump sum reimbursement for health benefits for one year of coverage; and
•	reimbursement for any remaining term of Mr. Merk’s apartment lease.
Long-Term Incentive Plan Awards
Pursuant to the terms of the 2012 Plan and the 2019 Plan, and the applicable employment agreements and award agreements entered into with our named executive officers, upon a termination due to death or disability of an executive, the executive’s outstanding unvested service-based restricted shares will generally fully vest. Outstanding unvested performance-based restricted share units granted as annual performance-based awards in 2020 and 2021 under the 2019 Plan will not be forfeited and will be earned, in full, based on actual performance through the end of the performance period. The performance-based restricted share units granted as annual performance-based awards in 2019 under the 2012 Plan do not provide for this treatment and, as a result, unless the Compensation Committee decides otherwise, they will be forfeited in the event of such a termination prior to vesting. Performance-based awards granted in 2018, including those granted under the Trust’s Inducement Incentive Plan and under the 2012 Plan, as well as the one-time absolute share price awards granted in 2020 under the 2019 Plan, will be earned based on performance achieved as of the date of termination and the full amount of restricted share units earned will vest as of such date.
In the event of a change in control, as defined in the applicable equity plan, any outstanding awards granted under the 2012 Plan and 2019 Plan that are not honored, assumed or substituted by the successor of the Trust (or one of its affiliates) or the Trust, if it is the surviving entity, will vest, with performance-based awards generally vesting at target levels for the annual performance-based awards granted in 2019 under the 2012 Plan and in 2020 and 2021 under the 2019 Plan. To the extent outstanding awards are honored, assumed or substituted, no accelerated vesting will occur, but performance-based awards will be converted into service-based awards at target levels for the annual performance-based awards granted in 2019 under the 2012 Plan and at the greater of actual performance or target levels for the annual performance-based awards granted in 2020 and 2021 under the 2019 Plan. In addition, in such event, Performance-based awards granted in 2018, including those granted under the Trust’s Inducement Incentive Plan and under the 2012 Plan, as well as the one-time absolute share price awards granted in 2020 under the 2019 Plan, will convert into service-based awards based on actual performance. In the event of a termination of an executive’s service by the surviving entity without cause or by the executive for good reason within a specified period following such change in control, all of such honored, assumed or substituted outstanding unvested awards will vest. The 2012 Plan and the 2019 Plan also provide that awards may only be treated as honored, assumed or substituted if they are based on shares which are traded on an established securities market and otherwise have substantially equivalent or better economic value and other rights and entitlements, including vesting and payment terms.
In connection with any other termination of an executive, except as set forth in an employment agreement (as summarized above) with respect to certain awards, the awards granted under the 2012 Plan and 2019 Plan to our named executive officers generally provide that all unvested restricted shares or restricted share units (whether service-based or performance-based) will be forfeited unless the Compensation Committee decides otherwise. In addition, the performance-based awards granted in 2018, including those granted under our Inducement Incentive Plan, as well as the one-time absolute share price awards granted in 2020 under the 2019 Plan, will vest upon a termination of the executive without cause or by the executive for good reason, subject to proration in the case of such performance-based awards based on actual performance and the portion of the performance period that had elapsed.
In 2018, in connection with the hiring of Messrs. Harper, Fitzmaurice and Collier, we granted each of these executives equity awards under our Inducement Incentive Plan. The treatment of the performance-based restricted share units granted as inducement awards for each of these executives is generally set forth above.
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The 2012 Plan, the 2019 Plan and the Inducement Incentive Plan both also include terms providing that vesting, payments or other benefits for an executive that would constitute excess “parachute payments” under Section 280G of the IRC, subject to an excise tax will not be received if such a reduction would result in the executive receiving a greater after-tax amount.
Change in Control Policy
The Trust maintains a Change in Control Policy for the benefit of the executive officers of the Trust except the executive officers with employment agreements that supersede the Change in Control Policy. Under the Change in Control Policy, if an executive’s employment is terminated by the Trust without cause or by the executive for good reason within one year following a change in control, the executive is entitled to an amount equal to two times (or 2.99 times for the Chief Executive Officer, to the extent applicable) the sum of the executive’s annual base salary and target annual bonus, each for the calendar year in which the termination occurs; provided that, other than for the Chief Executive Officer, such payment, plus all other compensation amounts considered to be contingent on the change in control for purposes Section 280G of the Code shall not exceed 2.99 times the executive’s base amount for purposes of Section 280G.
The Change in Control Policy does not limit the provisions of any employment agreements with executives, but the payment due will be reduced by the amount of any severance or other separation payments (other than accelerated vesting of equity awards) provided for in any employment agreements or other arrangements. During the term of the employment agreements with Messrs. Harper and Fitzmaurice, the Change in Control Policy is superseded for those executives by the terms of their employment agreements.
The Change in Control Policy may be terminated by the Trust; provided that it will remain in effect with respect to any change in control that occurs prior to or within one year following such termination.
CHANGE IN CONTROL/SEVERANCE PAYMENT TABLE AS OF DECEMBER 31, 2021
The following table estimates the potential payments and benefits to the named executive officers upon termination of employment or a change in control, assuming such event occurs on December 31, 2021, based on the terms of agreements, arrangements and policies in effect on such date and assuming that no additional discretionary payments or benefits are made. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.
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CHANGE IN CONTROL AND SEVERANCE PAYMENTS AS OF DECEMBER 31, 2021
	Death or Disability ($)		Change in Control ($)(3)	Termination Without Cause or for Good Reason ($)(11)		Termination Without Cause or for Good Reason Following Change in Control ($)
Brian L. Harper
Cash severance	2,993,672	(4)	—	2,993,672	(4)	3,487,500	(5)
2021 pro rata bonus	1,937,500		—	1,937,500		1,937,500
Acceleration of service-based awards (1)	4,081,119		—	2,879,483		6,095,968
Acceleration of performance-based awards (1)	13,381,055	(10)	—	3,582,612		18,948,903
Benefits continuation (2)	45,712		—	45,712		45,712
Total	22,439,058		—	11,438,979		30,515,583
Michael P. Fitzmaurice
Cash severance	855,000	(6)	—	855,000	(6)	1,710,000	(4)
2021 pro rata bonus	760,000		—	760,000		760,000
Acceleration of service-based awards (1)	1,170,155		—	959,828		1,769,719
Acceleration of performance-based awards (1)	1,484,389		—	405,621		2,884,086
Benefits continuation (2)	25,803		—	25,803		51,606
Total	4,295,348		—	3,006,251		7,175,412
Timothy Collier
Cash severance	—		—	746,803	(7)	1,107,303	(8)
2021 pro rata bonus	—		—	618,000		618,000
Acceleration of service-based awards (1)	610,436		—	—		610,436
Acceleration of performance-based awards (1)	947,286	(10)	—	258,399		2,002,660
Benefits continuation (2)	—		—	—		—
Total	1,557,722		—	1,623,2023		4,338,398
Heather R. Ohlberg
Cash severance	—		—	424,029	(7)	1,320,000	(9)
2021 pro rata bonus	—		—	520,000		—
Acceleration of service-based awards (1)	377,356		—	—		377,356
Acceleration of performance-based awards (1)	200,700	(10)	—	56,648		810,722
Benefits continuation (2)	—		—	—		—
Total	578,056		—	1,000,677		2,508,078
Raymond J. Merk
Cash severance	—		—	295,292	(7)	825,000	(9)
2021 pro rata bonus	—		—	275,000		—
Acceleration of service-based awards (1)	274,183		—	—		274,183
Acceleration of performance-based awards (1)	288,949	(10)	—	80,005		704,902
Benefits continuation (2)	—		—	—		—
Total	563,132		—	650,297		1,804,085
(1)
Represents the number of service-based and performance-based restricted shares and restricted share units, as applicable, that would have vested upon the occurrence of the applicable event multiplied by $13.38, which is the closing price of one share on the NYSE on December 31, 2021.

(2)
Benefits continuation amounts are based on the actual expense for financial reporting purposes for covering an employee under the medical plan elected by such named executive officer as of December 31, 2021 for the duration of their severance period.

(3)
Does not include equity awards that by their terms only vest to the extent outstanding awards are not honored, assumed or substituted in the manner permitted pursuant to the 2012 Plan and the 2019 Plan in connection with the change in control or performance-based awards granted under the Inducement Incentive Plan and the 2019 Plan that convert, pursuant to their terms, into service-based awards upon a change in control. As of December 31, 2021, additional service-based and performance-based equity awards having the following aggregate values would have vested upon a change in control of the Trust if such awards were not honored, assumed or substituted in the manner permitted pursuant to the 2012 Plan and the 2019 Plan in connection with the change in control based on a share value of $13.38, the closing price of one share on the NYSE on December 31, 2021, for each unvested restricted share or restricted share unit: Mr. Harper —$11,663,816; Mr. Fitzmaurice—$3,169,416; Mr. Collier—$1,665,809; Ms. Ohlberg—$987,378; and Mr. Merk—$690,137. In addition, under the 2019 Plan and the Inducement Incentive Plan, the following numbers of unvested performance-based restricted share units would have been converted into an equal number of service-based awards in connection with a change in control on December 31, 2021: Mr. Harper—1,000,079; Mr. Fitzmaurice—110,941; Mr. Collier—70,799; Ms. Ohlberg—15,000; and Mr. Merk—21,596.

(4)
Represents eighteen months of base salary and one and one-half times the average of the annual cash bonus for the two most recently completed years for which annual cash bonus was determined as of December 31, 2021.

(5)	Represents two years of base salary and target annual cash bonus as of December 31, 2021.
(6)	Represents twelve months of base salary and target annual cash bonus as of December 31, 2021.
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(7)
Represents a lump sum payment equal to twelve months of base salary, including an estimated amount to provide for continuing benefits for a period of twelve months. For Mr. Collier, includes target annual cash bonus as of December 31, 2021.

(8)
Represents a lump sum payment equal to eighteen months of base salary and one and one-half times target annual cash bonus as of December 31, 2021, including an estimated amount to provide for continuing benefits for a period of twelve months.

(9)	Represents two years of base salary and target annual cash bonus as of December 31, 2021.
(10)
Does not include certain performance-based restricted share units that vest upon death or disability, but the payout, if any, will occur at the end of the performance period based on actual results pursuant to the terms of the award. Information regarding the value of unvested performance-based restricted share units that were outstanding as of December 31, 2021 is set forth above in “Named Executive Officer Compensation Tables—Outstanding Equity Awards at December 31, 2021.”

(11)	For Messrs. Collier and Merk, payments and benefits are only provided in connection with a termination by the Trust without cause.
Items Not Reflected in Table
Items not reflected in the table set forth below include but are not limited to:
•	Accrued salary and vacation.
•	Life insurance proceeds in the event of death.
•	Disability insurance payouts in the event of disability.
•	Welfare benefits provided to all salaried employees having substantially the same value.
•	Amounts outstanding under the Trust’s 401(k) plan.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information regarding our equity compensation plans as of December 31, 2021.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
2019 Plan	1,761,871(1)	$—(2)	2,366,483(3)
2012 Plan	215,534(4)	—(5)	—
Subtotal	1,977,405	—	2,387,042
Equity compensation plans not approved by security holders(6)	829,452	—	—
Total	2,806,857	$—	2,387,042
(1)	Includes (i) 1,739,892 shares issuable pursuant to performance-based restricted share units outstanding as of December 31, 2021 at the maximum level of performance and (ii) 21,979 deferred shares.
(2)	Because there is no exercise price associated with the performance-based restricted share units or the deferred shares, such units and shares are not included in the weighted average exercise price.
(3)	Represents shares remaining available for issuance under the 2019 Plan. We adopted the 2019 Plan on April 29, 2019 and will not make future grants or awards under the 2012 Plan.
(4)
Includes (i) 10,654 shares issuable under restricted share units subject to service-based vesting, (ii) 168,212 shares issuable pursuant to performance-based restricted share units outstanding as of December 31, 2021 at the maximum level of performance and (iii) 36,668 deferred shares.

(5)	Because there is no exercise price associated with the performance-based restricted share units or the deferred shares, such units and shares are not included in the weighted average exercise price.
(6)
Includes shares issuable pursuant to performance-based restricted share units outstanding as of December 31, 2021 at the maximum level of performance. Because there is no exercise price associated with the performance-based restricted share units, such units are not included in the weighted average exercise price.

Inducement Incentive Plan
For a description of the Inducement Incentive Plan refer to Note 15 of the notes to the Trust's consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 18, 2022.
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CHIEF EXECUTIVE OFFICER PAY RATIO
The Trust’s chief executive officer to median employee pay ratio was calculated in accordance with SEC requirements. However, due to the flexibility afforded by Item 402(u) of Regulation S-K in calculating the pay ratio, the ratio presented herein is a reasonable estimate and may not be comparable to the pay ratio presented by other companies.
The Trust identified the median employee by examining 2021 compensation for all employees of the Trust excluding the President and Chief Executive Officer. As permitted by SEC rules, employee compensation for full fiscal 2021 as reported in the Trust’s internal 401(k) reports was used as the compensation measure to identify the Trust’s median employee. The Trust believes that the use of this compensation measure is reasonable since it includes all cash components of the Trust’s employee compensation: annual base salary, overtime pay, target short-term cash incentive compensation and employer benefit costs.
The employee population used to identify the Trust’s median employee included all employees of the Trust, whether employed on a full-time, part-time, or seasonal basis, as of December 26, 2021. The compensation measure described above was consistently applied to this entire employee population. The Trust did not make any assumptions, adjustments, or estimates with respect to the employee population or the compensation measure and did not annualize the compensation for any employees that were not employed by the Trust for all of 2021. After identifying the median employee based on the compensation measure described above, the Trust calculated annual total compensation for the median employee using the same methodology used for our named executive officers as set forth in the “Summary Compensation Table” herein.
As illustrated in the table below, in 2021, the Trust’s President and Chief Executive Officer’s annual total compensation was 72 times that of the Trust’s median employee.
	President & Chief Executive Officer	Median Employee
2021 Annual Total Compensation	$6,261,712	$87,321
Total Annual Compensation Pay Ratio	72	1
RELATED PERSON TRANSACTIONS
Policies and Procedures
The Trust has a Related Person Transaction Approval Policy for the review, approval or ratification of any related person transaction. This written policy provides that all related person transactions must be reviewed and approved by the Audit Committee or a majority of the disinterested trustees on the Board reasonably in advance of the Trust or any of its subsidiaries entering into the transaction. Disinterested trustees are trustees that do not have a personal financial interest in the transaction that is adverse to the financial interest of the Trust or its shareholders. The term “related person transaction” refers to a transaction required to be disclosed by the Trust pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. This policy is in addition to, and not in substitution of, any other policy of the Trust relating to approval of conflict of interest transactions.
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AUDIT COMMITTEE DISCLOSURE
The Audit Committee is responsible for monitoring the integrity of the Trust’s consolidated financial statements, the Trust’s system of internal controls, the Trust’s risk management system, the qualifications, performance and independence of the Trust’s independent registered public accounting firm, the performance of the Trust’s internal audit function and the Trust’s compliance with legal and regulatory requirements. The Audit Committee also has the sole authority and responsibility to appoint, determine the compensation of, evaluate and, when appropriate, replace the Trust’s independent registered public accounting firm.
Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on the Trust’s internal control over financial reporting. The Trust’s independent registered public accounting firm is responsible for performing an independent audit of the Trust’s annual consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and for attesting to management’s report on the Trust’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the Trust’s internal control over financial reporting. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by the Trust’s management and the independent registered public accounting firm.
Pre-Approval Policies and Procedures for Audit and Non-Audit Services
The Audit Committee reviews and approves in advance the terms of and compensation for both audit and non-audit services. As stated in our Audit Committee charter, the Audit Committee pre-approves all auditing services and the terms thereof (which may include providing comfort letters in connection with securities underwritings) and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the applicable rules of the SEC or the Public Company Accounting Oversight Board (“PCAOB”) to be provided to the Trust by its independent auditors). The pre-approval requirement may be waived with respect to the provision of non-audit services for the Trust if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve all non-auditing services may be delegated to one or more members of the Audit Committee, provided all decisions to pre-approve an activity are required to be presented to the full Audit Committee at its first meeting following such decision.
The Audit Committee pre-approved 100% of the fees described below and none of the services described above were approved pursuant to Rule 2-01(c)(7)(i)(c) of Regulation S-X, which relates to circumstances where the Audit Committee pre-approval requirement is waived.
Fees of Independent Registered Public Accounting Firm in 2021 and 2020
The following information sets forth the fees for 2021 and 2020 for audit and other services provided by Grant Thornton, our independent registered public accounting firm during such periods. The Audit Committee, based on its review and discussions with management and Grant Thornton, determined that the provision of these services was compatible with maintaining Grant Thornton’s independence. All of such services were approved in conformity with the pre-approval policies and procedures described above.
	2021	2020
Audit Fees	$891,221	$711,289
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$891,221	$711,289
Audit Fees. Audit services consist of professional services rendered by Grant Thornton for the audits of the Trust’s annual financial statements and the effectiveness of the Trust’s internal control over financial reporting, review of the financial statements included in the Trust’s quarterly reports on Form 10-Q and annual report on Form 10-K, services associated with SEC registration statements and other documents issued in connection with the Trust’s equity offerings and services that are normally provided by the accountant in connection with these filings and other filings. These amounts include reimbursable expenses of $51,221 and $29,414 in 2021 and 2020, respectively.
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REPORT OF THE AUDIT COMMITTEE
In connection with the Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and the financial statements to be included therein, the Audit Committee has:
•	reviewed and discussed the audited financial statements with management;
•	discussed with Grant Thornton, the Trust’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and
•
received the written disclosures and the letter from Grant Thornton required by the applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton its independence with respect to the Trust.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the Trust’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC.
Members of the Audit Committee

Joanna T. Lau (Chair)
Richard L. Federico
Arthur H. Goldberg
David J. Nettina
Laurie M. Shahon
57

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Audit Committee has appointed Grant Thornton LLP, or Grant Thornton, as our independent registered public accounting firm for the calendar year 2022. The Board recommends that the shareholders ratify the Trust’s selection of Grant Thornton as our independent registered public accounting firm. Although shareholder ratification of the appointment is not required by law or by our Bylaws and is not binding on the Trust, the Board believes that the submission of its selection to shareholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Trust and its shareholders. If the selection is not ratified, the Audit Committee will take that act into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors. See “Audit Committee Disclosure” for a description of fees and other matters related to Grant Thornton’s provision of services to the Trust.
The Trust expects that one or more representatives of Grant Thornton will be present at the Annual Meeting and will be available to respond to appropriate questions. Such representatives will also have an opportunity to make a statement if they so desire.
The Board recommends that the shareholders vote FOR the ratification of Grant Thornton as the Trust’s independent registered public accounting firm for the year ending December 31, 2022.
Vote Required
The affirmative vote of a majority of the votes cast at the Annual Meeting will be necessary to ratify the Audit Committee’s appointment of Grant Thornton as the Trust’s independent registered public accounting firm for the year ending December 31, 2022. Abstentions will have no effect on the outcome of the vote.
58

PROPOSAL 3
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
Our Board proposes that shareholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the SEC’s rules (commonly known as a “say-on-pay” proposal). We recognize the interest our shareholders have in the compensation of our executives and we are providing this advisory proposal in recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act.
In a non-binding, advisory vote on the frequency of the say-on-pay proposal held at our 2017 annual meeting of shareholders, shareholders voted in favor of holding say-on-pay votes annually. In light of this result and other factors considered by the Board, the Board determined that the Trust will hold advisory say-on-pay votes on an annual basis until the next required advisory vote on such frequency. Therefore, the next advisory say-on-pay vote will occur at our 2023 annual meeting of shareholders.
As described in detail under the heading “Compensation Discussion and Analysis,” our named executive officer compensation program is designed to attract, motivate and retain our named executive officers, who are critical to our success, and ensure alignment of such persons with shareholders. Under this program, our named executive officers are rewarded for their service to the Trust, the achievement of specific performance goals and the realization of increased shareholder value. We believe our executive officer compensation programs also are structured appropriately to support our Trust and business objectives, as well as to support our culture. The Compensation Committee regularly reviews the compensation programs for our named executive officers to ensure the fulfillment of our compensation philosophy and goals.
Please read the “Compensation Discussion and Analysis,” beginning on page 31, and the “Named Executive Officer Compensation Tables”, beginning on page 44, for additional details about our named executive officer compensation program, including information about the target and earned compensation of our named executive officers in 2021.
We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Trust’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Trust’s Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
The say-on-pay vote is advisory, and therefore not binding on the Trust, the Compensation Committee or our Board. We value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The Board recommends that the shareholders vote FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.
Vote Required
The affirmative vote of a majority of the votes cast at the Annual Meeting will be necessary to approve, on an advisory basis, the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of the vote.
59

PROPOSAL 4
BYLAW AMENDMENT PROPOSAL
Our shareholders are being asked to approve an amendment to our Bylaws to allow shareholders to amend our Bylaws by a vote of the majority of votes cast at a meeting of stockholders duly called and at which a quorum is present. We refer to the amendment as the Proposed Bylaw Amendment. Our current Bylaws require shareholder approval of the Proposed Bylaw Amendment.
As permitted by Maryland law, our Bylaws currently provide the Board with the ability to adopt, alter or repeal any provision of our Bylaws and to make new bylaws, except that the following may be amended only with the affirmative vote of a majority of the votes cast on such amendment by holders of outstanding common shares of beneficial interest: (i) provisions relating to the annual meeting, voting of shares by certain holders and reports to shareholders, (ii) provisions relating to trustees, including regarding to vacancy and removal of trustees, and (iii) the provision that requires the affirmative vote of a majority of the votes cast for the aforementioned amendments.
Notwithstanding this authority granted to the Board in our Bylaws, the Board approved the Proposed Bylaw Amendment and resolved to submit the Proposed Bylaw Amendment for shareholder consideration. The effectiveness of the Proposed Bylaw Amendment is expressly conditioned on shareholder approval at the Annual Meeting, and, accordingly, the Board will reconsider the Proposed Bylaw Amendment if it is not approved by the shareholders at the Annual Meeting.
Following the adoption of the Proposed Bylaw Amendment, any proposal submitted by shareholders to amend our Bylaws would be required to be submitted in accordance with the advance notice procedures contained in Article II, Section 13 of our Bylaws. The Proposed Bylaw Amendment would not change the Board’s existing authority to amend our Bylaws without the approval of shareholders.
A draft of the Proposed Bylaw Amendment is attached to this Proxy Statement as Appendix A.
The Board recommends that the shareholders vote FOR the approval of the Proposed Bylaw Amendment.
Vote Required
The affirmative vote of a majority of the votes cast at the Annual Meeting will be necessary approve the Proposed Bylaw Amendment. Abstentions and broker non-votes will have no effect on the outcome of the vote.
60

ADDITIONAL INFORMATION
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Trust’s executive officers and Trustees and persons who beneficially own more than 10% of a registered class of the Trust’s equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in any of the Trust’s equity securities and any changes thereto and to furnish copies of these reports to the Trust. Based on the Trust’s review of the insiders’ forms furnished to the Trust or filed with the SEC and representations made by the Trustees and executive officers of the Trust, no insider failed to file on a timely basis a Section 16(a) report in 2021, except: Ms. Ohlberg was late in filing a Form 4 on March 18, 2021 to report the disposition of Shares on March 2, 2021.
COST OF PROXY SOLICITATION
The cost of preparing, assembling and mailing this proxy statement and all other costs in connection with this solicitation of proxies for the annual meeting will be paid by the Trust. The Trust will request banks, brokers and other nominees to send the proxy materials to, and to obtain proxies from, the beneficial owners and will reimburse such record holders for their reasonable expenses in doing so. In addition, the trustees, officers and other employees of the Trust may solicit proxies by mail, telephone, electronically or in person, but they will not receive any additional compensation for such work.
PRESENTATION OF SHAREHOLDER PROPOSALS AND NOMINATIONS AT 2023 ANNUAL MEETING
Any shareholder proposal intended to be included in the Trust’s proxy statement and form of proxy for the 2023 annual meeting (pursuant to Rule 14a-8 of the Exchange Act) must be received by the Trust at RPT Realty, Attention: Secretary, 19 W 44th Street, 10th Floor, Suite 1002, New York, New York 10036 by the close of business on November 18, 2022 and must otherwise be in compliance with the requirements of the SEC’s proxy rules.
Any Trustee nomination or shareholder proposal of other business intended to be presented for consideration at the 2023 annual meeting, but not intended to be considered for inclusion in the Trust’s proxy statement and form of proxy relating to such meeting (pursuant to the Bylaws), must be received by the Trust at the address stated above between January 28, 2023 and the close of business on February 27, 2023 to be considered timely. However, if the 2023 annual meeting occurs more than 30 days before or 60 days after April 28, 2023, the Trust must receive nominations or proposals (1) not later than the close of business on the later of the 60th day prior to the date of the 2023 annual meeting or the 10th day following the day on which public announcement is made by the Trust of the date of the 2023 annual meeting and (2) not earlier than the 90th day prior to the 2023 annual meeting. Such nominations or proposals must also be in compliance with the Bylaws. To comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Trust’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 27, 2023.
HOUSEHOLDING
The Trust may elect to send a single copy of the Notice of Internet Availability of Proxy Materials or its 2021 annual report and this proxy statement, as applicable, to any household at which two or more shareholders reside, unless one of the shareholders at such address notifies the Trust that he or she desires to receive individual copies. This “householding” practice reduces the Trust’s printing and postage costs. Shareholders may request to discontinue or re-start householding, or to request a separate copy of the 2021 annual report or 2022 proxy statement, as follows:
(1)	Shareholders owning Shares through a bank, broker or other holder of record should contact such record holder directly; and
(2)
Shareholders of record should contact the Trust at (212) 221-1261 or at Investor Relations, RPT Realty, 19 W 44th Street, 10th Floor, Suite 1002, New York, New York 10036. The Trust will promptly deliver such materials upon request.

61

Appendix A
PROPOSED BYLAW AMENDMENT
If Proposal 4 is approved by the shareholders, Article XIV of our Bylaws would be amended as set forth below. Proposed deletions are indicated textually as ~~stricken text~~ and proposed additions are indicated textually as bold and
underlined text
.
~~The Trustees may adopt, alter or repeal any provisions of these Bylaws and to make new Bylaws; provided, however, that Article II, Sections 2, 10, 12 of Article III and this Article XIV of these Bylaws shall not be amended without the consent of shareholders~~
These Bylaws may be altered, amended or repealed or new bylaws may be adopted by the Board of Trustees
or by a vote of a majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present
; provided, however, that Article II, Section 2, 10, 12 of Article III and this Article XIV of these Bylaws shall not be amended without the consent of shareholders.
A-1

Appendix B
NON-GAAP RECONCILIATIONS
FUNDS FROM OPERATIONS
(In thousands, except per share data)
(unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net (loss) income	$(10,572)	$(5,867)	$70,264	$(10,474)
Net loss (income) attributable to noncontrolling partner interest	218	135	(1,625)	241
Preferred share dividends	(1,675)	(1,675)	(6,701)	(6,701)
Net (loss) income available to common shareholders	(12,029)	(7,407)	61,938	(16,934)
Adjustments:
Rental property depreciation and amortization expense	18,640	20,061	71,655	76,649
Pro-rata share of real estate depreciation from unconsolidated joint ventures(1)	3,331	2,146	8,144	7,044
Gain on sale of income producing real estate	(13,278)	—	(88,693)	—
Provision for impairment on income producing real estate	17,196	—	17,201	—
FFO available to common shareholders	13,860	14,800	70,245	66,759
Noncontrolling interest in Operating Partnership(2)	(218)	(135)	—	(241)
Preferred share dividends (assuming conversion)(3)	—	—	—	—
FFO available to common shareholders and dilutive securities	$13,642	$14,665	$70,245	$66,518
Gain on sale of land	(222)	(318)	(222)	(318)
Provision for impairment on land available for development	—	598	—	598
Transaction costs(4)	218	—	607	186
Insured expenses, net	—	—	—	(2,745)
Loss on extinguishment of debt	8,294	—	8,294	—
Severance expense(5)	33	290	62	506
Above and below market lease intangible write-offs	(65)	—	(562)	(256)
Pro-rata share of transaction costs from unconsolidated joint ventures(1)	—	—	—	407
Pro-rata share of above and below market lease intangible write-offs from unconsolidated joint ventures(1)	(1)	(120)	(41)	(626)
Payment of loan amendment fees(5)	—	—	—	184
Bond interest proceeds(6)	—	—	—	(213)
Operating FFO available to common shareholders and dilutive securities	$21,899	$15,115	$78,383	$64,241
Weighted average common shares	83,618	80,055	81,083	79,998
Shares issuable upon conversion of Operating Partnership Units (“OP Units”)(2)	1,812	1,909	—	1,909
Dilutive effect of restricted stock	1,322	410	1,215	496
Shares issuable upon conversion of preferred shares(3)	—	—	—	—
Weighted average equivalent shares outstanding, diluted	86,752	82,374	82,298	82,403
FFO available to common shareholders and dilutive securities per share, diluted	$0.16	$0.18	$0.85	$0.81
Operating FFO available to common shareholders and dilutive securities per share, diluted	$0.25	$0.18	$0.95	$0.78
(1)	Amounts noted are included in Earnings from unconsolidated joint ventures.
(2)
The total noncontrolling interest reflects OP units convertible on a one-of-one basis into common shares. The Company's net income for the year ended December 31, 2021 (largely driven by gain on sale of real estate), resulted in an income allocation to OP Units which drove an OP Unit ratio of $0.87 (based on 1,876 weighted average OP Units outstanding as of December 31, 2021). In instances when the OP Unit ratio exceeds basic FFO, the OP Units are considered anti-dilutive, and as a result are not included in the calculation of fully diluted FFO and Operating FFO for the twelve months ended December 31, 2021.

(3)
7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest, $0.01 par (“Series D Preferred Shares”) are paid annual dividends of $6.7 million and are currently convertible into approximately 7.0 million shares of common stock. They are dilutive only when earnings or FFO exceed approximately $0.24 per diluted share per quarter and $0.96 per diluted share per year. The conversion ratio is subject to adjustment

B-1

based upon a number of factors, and such adjustment could affect the dilutive impact of the Series D convertible preferred shares on FFO and earning per share in future periods. In instances when the Preferred Share ratio exceeds basic FFO, the Preferred Shares are considered anti-dilutive, and as a result are not included in the calculation of fully diluted FFO and Operating FFO for the three and twelve months ended December 31, 2021 and 2020.
(4)	For 2021, primarily costs associated with terminated acquisitions. For 2020, costs associated with a terminated acquisition and a terminated disposition.
(5)	Amounts noted are included in General and administrative expense.
(6)	Amounts noted are included in Other (expense) income, net.
Operating FFO available to common shareholders and dilutive securities is a non-GAAP financial measure. A reconciliation of the components of Operating FFO available to common shareholder and dilutive securities to the most directly comparable GAAP financial measures is set forth above. We present this metric because we believe it is useful for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs, though our computation Operating FFO may differ from the computation utilized by other real estate companies, and therefore, may not be comparable.
SAME PROPERTY NET OPERATING INCOME (NOI)
(amounts in thousands)
(unaudited)
Reconciliation of net (loss) income available to common shareholders to Same Property Net Operating Income (NOI)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net (loss) income available to common shareholders	$(12,029)	$(7,407)	$61,938	$(16,934)
Preferred share dividends	1,675	1,675	6,701	6,701
Net (loss) income attributable to noncontrolling partner interest	(218)	(135)	1,625	(241)
Income (benefit) tax provision	(41)	12	(88)	(25)
Interest expense	9,017	9,826	37,025	39,317
Loss on extinguishment of debt	8,294	—	8,294	—
Earnings from unconsolidated joint ventures	(1,048)	(76)	(3,995)	(1,590)
Gain on sale of real estate	(13,500)	(318)	(88,915)	(318)
Insured expenses, net	—	—	—	(2,745)
Other expense (income), net	13	108	236	(214)
Management and other fee income	(714)	(478)	(1,986)	(1,395)
Depreciation and amortization	18,791	20,210	72,254	77,213
Transaction costs	218	—	607	186
General and administrative expenses	10,030	6,822	32,328	25,801
Provision for impairment	17,196	598	17,201	598
Pro-rata share of NOI from R2G Venture LLC(1)	4,372	1,999	11,876	8,155
Pro-rata share of NOI from RGMZ Venture REIT LLC(2)	144	—	308	—
Lease termination fees	(264)	(183)	(845)	(368)
Amortization of lease inducements	214	212	848	766
Amortization of acquired above and below market lease intangibles, net	(523)	(655)	(2,662)	(2,903)
Straight-line ground rent expense	76	76	306	306
Straight-line rental income	(410)	8	(2,412)	2,026
NOI at Pro-Rata	41,293	32,294	150,644	134,336
NOI from Other Investments	(5,112)	1,338	(8,868)	2,635
Non-RPT NOI from RGMZ Venture REIT LLC(3)	1,635	—	3,884	—
Same Property NOI	$37,816	$33,632	$145,660	$136,971
(1)	Represents 51.5% of the NOI from the properties owned by R2G Venture LLC for all periods presented.
(2)	Represents 6.4% of the NOI from the properties owned by RGMZ Venture REIT LLC after March 4, 2021.
(3)	Represents 93.6% of the properties owned by RGMZ Venture REIT LLC after March 4, 2021.
Same property NOI is a non-GAAP financial measure. A reconciliation of the components of Same property NOI to the most directly comparable GAAP financial measures is set forth above. We present this metric because it is considered by management to be a relevant performance measure of our operations as it includes only the NOI of comparable operating properties for the reporting period.
B-2

NET DEBT TO ANNUALIZED ADJUSTED EBITDA
(amounts in thousands)
(unaudited)
	Three Months Ended December 31,
	2021	2020
Reconciliation of net income to annualized proforma adjusted EBITDA
Net loss	$(10,572)	$(5,867)
Interest expense	9,017	9,826
Income (benefit) tax provision	(41)	12
Depreciation and amortization	18,791	20,210
Gain on sale of income producing real estate	(13,278)	—
Provision for impairment on income producing real estate	17,196	—
Pro-rata share of interest expense from unconsolidated entities	108	—
Pro-rata share of depreciation and amortization from unconsolidated entities	3,331	2,146
EBITDAre	24,552	26,327

Severance expense	33	290
Above and below market lease intangible write-offs	(65)	—
Transaction costs	218	—
Gain on sale of land	(222)	(318)
Provision for impairment on land available for development	—	598
Pro-rata share of above and below market lease intangible write-offs from unconsolidated entities	(1)	(120)
Loss on extinguishment of debt	8,294	—
Adjusted EBITDA	32,809	26,777
Annualized adjusted EBITDA	$131,236	$107,108
Annualized gross rent from leases signed but not yet commenced	10,221	N/A
Annualized adjusted EBITDA including the impact of signed but not commenced leases	$141,457	$N/A

Reconciliation of Notes Payable, net to Net Debt
Notes payable, net	$884,185	$1,027,751
Unamortized premium	(153)	(1,103)
Deferred financing costs, net	4,165	3,606
Consolidated notional debt	888,197	1,030,254
Pro-rata share of debt from unconsolidated joint venture	23,017	—
Finance lease obligation	821	875
Cash, cash equivalents and restricted cash	(14,033)	(211,484)
Pro-rata share of unconsolidated entities cash, cash equivalents and restricted cash	(3,088)	(1,914)
Net debt	$894,914	$817,731

Net debt to annualized adjusted EBITDA	6.8x	7.6x
Net debt to annualized adjusted EBITDA including the impact of signed but not commenced leases	6.3x	N/A
Net debt to annualized adjusted EBITDA is a non-GAAP financial measure. A reconciliation of the components of net debt to annualized adjusted EBITDA to the most directly comparable GAAP financial measures is set forth above. We present this ratio because it provides management investors and others with additional means of evaluating our overall financial flexibility, capital structure and leverage.
B-3

RPT

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 27, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/rpt2022**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 27, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D66294-P67123

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RPT REALTY

The Board of Trustees recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Trustees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Richard L. Federico
02) Arthur H. Goldberg
03) Brian L. Harper
04) Joanna T. Lau
05) David J. Nettina
06) Laurie M. Shahon
07) Andrea M. Weiss

The Board of Trustees recommends you vote FOR proposals 2, 3 and 4:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2022 Proxy Statement and 2021 Annual Report are available at www.proxyvote.com.

RPT REALTY
ANNUAL MEETING OF SHAREHOLDERS
APRIL 28, 2022 9:00 AM
THIS PROXY IS SOLICITED BY THE BOARD OF TRUSTEES
The undersigned shareholder of RPT Realty (the “Trust”) hereby appoints Brian L. Harper and Heather Ohlberg, or either of them, each with full power of substitution, as proxies of the undersigned to vote all common shares of beneficial interest of the Trust which the undersigned is entitled to vote at the 2022 Annual Meeting of Shareholders of the Trust (the “Annual Meeting”) to be held on Thursday, April 28, 2022, at 9:00 a.m., Eastern time, virtually via the Internet at www.virtualshareholdermeeting.com/rpt2022 and all adjournments or postponements thereof, and to otherwise represent the undersigned at the Annual Meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned revokes any proxy previously given to vote at such meeting. The undersigned hereby instructs said proxies or their substitutes to vote as specified on the reverse side of this card on each of the matters specified and in accordance with their judgment on any other matters which may properly come before the meeting or any adjournment or postponement thereof.
This proxy, when properly executed, will be voted as directed. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.
Continued and to be signed on reverse side